UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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LGI HOMES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
to be held on:
May 4, 2017
4:00 p.m. Central Time

Dear Stockholder:
You are cordially invited to attend our 2017 Annual Meeting of Stockholders, which will be held at 4:00 p.m. (Central Time) on May 4, 2017, at the Company’s headquarters at 1450 Lake Robbins Drive, The Woodlands, Texas 77380 in Suite 140.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect the nominees named in the accompanying proxy statement to LGI Homes, Inc.’s Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan;

4.	To conduct a non-binding advisory vote on a stockholder proposal regarding majority voting in uncontested director elections, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
Only stockholders of record as of the close of business on March 10, 2017 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (281) 362-8998.
Each share of Company common stock that you own represents one vote, and your vote as a stockholder of LGI Homes, Inc. is very important. For questions regarding your stock ownership, you may contact Investor Relations at (281) 362-8998 or, if you are a registered stockholder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved Proposals 1, 2 and 3 described in the accompanying proxy statement and recommends that you vote:
FOR the election of all nominees for director in Proposal 1;
FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017 in Proposal 2;
FOR the approval of the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan in Proposal 3; and
AGAINST the stockholder proposal regarding majority voting in uncontested director elections in Proposal 4.

BY ORDER OF THE BOARD OF DIRECTORS

Margaret Britton Chief Administrative Officer and Secretary

The Woodlands, Texas

March 23, 2017

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the proxy card. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. Please do not return the proxy card if you are voting through the Internet or by telephone.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 4, 2017:
The Company’s Proxy Statement and 2016 Annual Report on Form 10-K are available for review online at www.proxydocs.com/LGIH, which can also be accessed using the link at http://investor.lgihomes.com.

LGI HOMES, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of LGI Homes, Inc. (the “Company”) for use at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 1450 Lake Robbins Drive, The Woodlands, Texas 77380, in Suite 140 on May 4, 2017, at 4:00 p.m. (Central Time), and any adjournment thereof.
On or about March 23, 2017, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our “2016 Annual Report”), and how to vote online, via the Internet. The Notice of Internet Availability of Proxy Materials will also contain instructions on how you can receive a paper copy of the proxy materials. Our 2016 Annual Report, Notice of Internet Availability of Proxy Materials and the proxy card are first being made available online on or about March 23, 2017.
About the Annual Meeting
What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement.
What proposals are scheduled to be voted on at the Annual Meeting?
Stockholders will be asked to vote on the following proposals:

1.
To elect Ryan Edone, Duncan Gage, Eric Lipar, Bryan Sansbury, Steven Smith, and Robert Vahradian to our Board of Directors until the next annual meeting of stockholders, until his successor is elected or appointed, or until his earlier death, resignation or removal (see pages 6-9);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (see pages 10-11);

3.	To approve the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan (see pages 12-20);

4.	To conduct a non-binding advisory vote on a stockholder proposal regarding majority voting in uncontested director elections, if properly presented at the Annual Meeting (see pages 21-22); and

5.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
We are not aware of any other business to be brought before the Annual Meeting. If any additional business is properly brought before the Annual Meeting, proxies will be voted on those matters in accordance with the judgment of the person or persons acting under the proxies.

What is the recommendation of the Board of Directors on each of the proposals scheduled to be voted on at the Annual Meeting?
The Board of Directors recommends that you vote:

•	FOR the election of each of the nominees for director named in Proposal 1;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 in Proposal 2;

•	FOR the approval of the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan in Proposal 3; and

•	AGAINST the stockholder proposal regarding majority voting in uncontested director elections in Proposal 4.
Voting of Proxies
When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct. In the absence of such direction, your shares will be voted:

•	FOR the election of each of the nominees for director named in Proposal 1;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017 in Proposal 2;

•	FOR the approval of the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan in Proposal 3; and

•	AGAINST the stockholder proposal regarding majority voting in uncontested director elections in Proposal 4.
Voting and Ownership of Shares
At the close of business on the record date, March 10, 2017, the Company had 21,311,310 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter brought before the Annual Meeting. The following votes are required to approve each of the proposals at the meeting.

•
Election of Directors.   The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the six nominees receiving the highest number of affirmative FOR votes will be elected as directors.

•
Ratification of Appointment of Independent Registered Public Accounting Firm.   The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the approval of a majority of the votes cast at the Annual Meeting.

•
Approval of the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan.   The proposal to approve the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of the votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instruction from the beneficial owner.

•
Non-binding Advisory Vote on a Stockholder Proposal Regarding Majority Voting in Uncontested Director Elections. The non-binding advisory vote on the stockholder proposal regarding majority voting in uncontested director elections requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of the votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instruction from the beneficial owner.

Who can vote at the Annual Meeting?
Stockholders as of the close of business on the record date for the Annual Meeting (March 10, 2017) are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 21,311,310 shares of the Company’s common stock.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 10, 2017, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.
As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you request paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If at the close of business on March 10, 2017, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that is the record stockholder of your shares giving you the right to vote the shares at the Annual Meeting.
How do I vote?
If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail—if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 5:00 p.m., Central Time, on May 3, 2017. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 10, 2017, and should you decide to attend the Annual Meeting and vote your shares at the Annual Meeting.
If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.
How do I revoke my proxy?
A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at our Annual Meeting.
What is the quorum requirement for the Annual Meeting?
A majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
How are abstentions and broker non-votes treated?
Abstentions (shares present at the Annual Meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1) or on the ratification of appointment of auditors (Proposal 2). Abstentions will be counted toward the tabulation of the votes cast on the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan (Proposal 3) and the stockholder proposal regarding majority voting in uncontested director election (Proposal 4) and in each proposal will have the same effect as a negative vote.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1), on the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan (Proposal 3) or the stockholder proposal regarding majority voting in uncontested director elections (Proposal 4). Ratification of the appointment of auditors (Proposal 2) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
What if I return a proxy card but do not make specific choices?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above). Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, on or about March 23, 2017, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability and www.proxydocs.com/LGIH. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to the Company associated with the physical printing and mailing of proxy materials.

How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at http://investor.lgihomes.com/. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is paying for this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board of Directors currently consists of six members. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board.
 Each nominee presented below, if elected, will serve as a director until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or, if earlier, such director’s death, resignation or removal. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. All of the nominees currently serve on the Board. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that any nominee is unable to serve as a director or should otherwise become unavailable, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee unless directed to withhold from voting, or the Board may elect to reduce the size of the Board.
Mr. Smith is the uncle of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board. There are no other familial relationships among our directors and executive officers.
Director Nominees
Our Board of Directors believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the Board. As described on pages 23-24 under “Corporate Governance Guidelines - Selection and Evaluation of Director Candidates,” our Nominating and Corporate Governance Committee considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to our Board of Directors, as prescribed in the committee’s charter. All of our directors bring to the Board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our Board of Directors, as a whole, with the skills and expertise that reflect the needs of the Company.
Certain individual experiences, qualifications, and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described in the table and biographies set forth below.
Director’s Experience and Skills

Director’s Biographies

Ryan Edone	Director
Mr. Edone, age 43, has served as a director since November 2014. Mr. Edone is the Chief Financial Officer of Petroleum Wholesale L.P., a distributor of branded and wholesale motor fuel products and operator of retail convenience stores/travel centers across the southwestern United States. Prior to his joining Petroleum Wholesale L.P in 1999, Mr. Edone was a manager at PricewaterhouseCoopers and a Certified Public Accountant. Mr. Edone is a member of the Board of Directors of Archway Insurance LTD (“Archway”), a captive insurance company; he is currently serving as the President of the Board of Archway and was formerly the Vice President and Risk Control Chairman of the Board of Archway. Mr. Edone is also a member of the ChevronTexaco Petroleum Marketers Association Board and Gulf Oil Distributor Advisory Counsel. Mr. Edone is chair of our Audit Committee and qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Mr. Edone’s experience as an executive with a multi-state retail and wholesale distribution company enables him to provide both financial and operational expertise to the Company. In addition, Mr. Edone brings insurance and risk management expertise that is valuable to support the continued growth of our business.

Duncan Gage	Director
Mr. Gage, age 67, has served as a director since June 2013. Mr. Gage currently manages his personal investments. Mr. Gage was President and CEO of Giant Cement Holdings, Inc. from 2009 to 2012, a producer of cement, concrete and aggregate for the construction industry. He previously served as President of the Eastern Construction Materials Division of Rinker Materials and President of Rinker’s Concrete Pipe Division. Mr. Gage also held a number of senior executive positions with Lafarge Group, including Regional President, Southeast Asia and President, US Cement Operations. He is a former director of Insteel Industries, Inc., where he chaired the Audit Committee and was a member of the Compensation Committee. Mr. Gage is a member of our Audit Committee and our Compensation Committee. Our Board of Directors has determined that Mr. Gage qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Mr. Gage’s experience as an executive officer of public companies as well as his experience as a former director of Insteel Industries, Inc. (a public manufacturer of steel wire reinforcing products) and chair of its audit committee gives him a unique perspective on business and corporate governance issues as well as supply chain and manufacturing considerations important to a production homebuilder.

Eric Lipar	Chief Executive Officer, Director
Mr. Lipar, age 46, is our Chief Executive Officer and serves as Chairman of our Board of Directors. He has served as our Chief Executive Officer since 2009, as a director since June 2013 and as Chairman of the Board since July 2013. Previously, Mr. Lipar served as our President from 2003 until 2009. Mr. Lipar has been in the residential land development business since the mid-1990s and is one of our founders. He has overseen land acquisitions, development and the sales of over 16,000 homes since our inception. Mr. Lipar currently serves on the Residential Neighborhood Development Council for the Urban Land Institute. Through his in-depth work experience, Mr. Lipar has obtained a broad background in all aspects of residential construction, development, financing, sales and marketing. Mr. Lipar is responsible for our overall strategic leadership, working closely with our key executives to establish, implement and direct our long-range goals, strategies and policies.
Mr. Lipar brings extensive leadership, along with industry and operational experience to our Board of Directors. Through his experience, his knowledge of our operations and our markets and his professional relationships within the homebuilding industry, Mr. Lipar is highly qualified to identify important matters for review and deliberation by our Board of Directors and is instrumental in determining our corporate strategy. In addition, by serving as both the Chairman of the Board and our Chief Executive Officer, Mr. Lipar serves as an invaluable bridge between our management and our Board of Directors and ensures that they act with a common purpose.

Mr. Lipar’s extensive business knowledge, along with his demonstrated leadership capability through the growth of the Company, makes him highly qualified to continue to serve as our Chairman of the Board and our Chief Executive Officer.

Bryan Sansbury	Director
Mr. Sansbury, age 44, has served as our Lead Independent Director since June 2013. Mr. Sansbury is Chief Operating Officer and Chief Information Officer of Aon Hewitt and has been with Aon Hewitt and its affiliates since 1995. Mr. Sansbury was previously President of Aon Hewitt’s Emerging Solutions business and a Business Unit Leader in Aon Hewitt’s HR Business Process Outsourcing business. Mr. Sansbury also led Aon Hewitt’s Canadian Outsourcing business. Early in his career, Mr. Sansbury held several client and business management roles in Aon Hewitt’s Atlanta office and led the Pension Outsourcing business in the Southeast region. Mr. Sansbury is a former member of The Woodlands (Texas) Area Economic Development Partnership Board and a fellow of the CEO Perspectives program at the Kellogg School of Management at Northwestern University. Mr. Sansbury is the chair of our Compensation Committee and is a member of our Nominating and Corporate Governance Committee.
Given his extensive business experience, Mr. Sansbury provides our Board of Directors with a unique perspective on business issues impacting the Company as well as corporate governance. His leadership experience in several different capacities also makes him highly qualified to serve as the Lead Independent Director of our Board of Directors.

Steven Smith	Director
Mr. Smith, age 61, has served as a director since June 2013. Mr. Smith has practiced health law in the Washington, D.C. office of the law firm Ober, Kaler, Grimes & Shriver (“Ober Kaler”) since 2003 and was the Managing Partner of that office and a member of the firm’s Management Committee from 2003 to December 31, 2016. Ober Kaler merged with the Baker Donelson law firm on January 1, 2017; Mr. Smith is a shareholder of Baker Donelson. He practices exclusively in the health care regulatory, operational and transactional areas where he counsels hospitals, physicians and other clients on a variety of issues including corporate governance, executive compensation and agreements; compliance, from both an operational and legal standpoint; medical staff relationships; and risk and claims management, insurance coverage and fiduciary responsibilities. Prior to joining Ober Kaler, Mr. Smith was Senior Vice-President and General Counsel for a large healthcare system in Maryland for 10 years where he was responsible for all legal matters, as well as various operations aspects, of the healthcare system. Mr. Smith is the uncle of Mr. Lipar, our Chief Executive Officer and Chairman of the Board. Mr. Smith is the chair of our Nominating and Corporate Governance Committee and is a member of our Audit Committee.
With his wealth of knowledge on issues relating to corporate governance, fiduciary responsibility, and experience providing counsel to boards of directors, Mr. Smith provides us with a unique perspective on issues affecting the Company. This expertise, combined with his leadership experience as a senior executive, enables Mr. Smith to be a valuable member of our Board of Directors.

Robert Vahradian	Director
Mr. Vahradian, age 55, has served as a director since June 2013. Mr. Vahradian is a senior managing director of GTIS Partners, LP (“GTIS”). GTIS currently has approximately $3 billion of assets under management, including residential, retail, industrial, office, hotel and mixed-use properties in the U.S. and Brazil. Mr. Vahradian runs the U.S. investment and asset management activities of GTIS, and is a member of the investment committee of GTIS. Mr. Vahradian joined GTIS in 2006 and has been in the real estate industry since 1986. Previously, Mr. Vahradian was President of Allied Partners, a private real estate investment company and was Chief Operating Officer and principal of The Athena Group, L.L.C., a residential investment and development company based in New York. Prior to joining The Athena Group, LLC, Mr. Vahradian was a Director in Credit Suisse First Boston’s real estate investment banking and principal groups. Mr. Vahradian is a member of our Nominating and Corporate Governance Committee.

Through Mr. Vahradian’s vast experience in real estate, residential land development and homebuilding investments, asset management and finance, he is exceptionally well qualified to serve as a director and provides our Board of Directors with valuable insight on real estate and finance matters.

Required Vote
The proposal regarding the election of directors requires the approval of a plurality of the votes cast at our Annual Meeting. This means that the six nominees receiving the highest number of affirmative FOR votes will be elected as directors.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR
EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, or until such firm’s earlier resignation or removal. While stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. Even if the appointment of Ernst & Young LLP is ratified, our Audit Committee retains the discretion to select and appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
We have been advised that a representative of Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions and to have an opportunity to make a statement, if desired.
Independent Registered Public Accounting Firm Fees and Services
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst and Young LLP for fiscal years 2016 and 2015.

	2016	2015
Audit Fees(1)	$954,000	$785,500
Audit-Related Fees - aggregate fees for audit-related services	—	—
Tax Fees	—	—
All Other Fees - aggregate fees for all other services	—	—
Total	$954,000	$785,500

(1)
Audit Fees include the audit of our consolidated financial statements, and services related to the review of quarterly financial information and the issuance of consents and comfort letters to underwriters and other purchasers of our securities in connection with various securities offerings and filings with the Securities and Exchange Commission (“SEC”).

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
It is our Audit Committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent registered public accounting firm. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Ernst and Young LLP were pre-approved by our Audit Committee.
The report of Ernst & Young LLP relating to our 2016 and 2015 consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during the fiscal years ended December 31, 2016 and 2015, there were no (i) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused either Ernst & Young LLP to make reference to the subject matter of the disagreement(s) in connection with their reports on the consolidated financial statements of LGI Homes, Inc. or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Report of the Audit Committee
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016. Further, the Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016, the Company’s independent registered public accounting firm’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, related party transactions and other unusual transactions, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the Company’s independent registered public accounting firm.
Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Ryan Edone (Chair)
Duncan Gage
Steven Smith

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Required Vote
 The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Abstentions will not be counted in determining the number of votes cast, and thus will not affect the voting result of this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP, we do not expect any broker non-votes in connection with this proposal.
           THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL 3 - APPROVAL OF THE AMENDED AND RESTATED
LGI HOMES, INC. 2013 EQUITY INCENTIVE PLAN

We are requesting that our stockholders approve the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan (the “Amended and Restated Plan”), which was adopted by the Board of Directors on January 25, 2017, subject to stockholder approval. Our LGI Homes, Inc. 2013 Equity Incentive Plan and the LGI Homes, Inc. Annual Bonus Plan, a sub-plan of the 2013 Equity Incentive Plan (together, the “2013 Plan”), were originally adopted prior to our initial public offering in 2013.
Reason for the Proposal
The Amended and Restated Plan retains most of the material terms of the 2013 Plan, with certain changes to better align the Amended and Restated Plan with current trends related to plan design and corporate governance. As of March 16, 2017, there were 1,856,147 shares of our common stock remaining available for grant and 824,025 shares of our common stock subject to outstanding awards under the 2013 Plan, assuming all awards paid out at maximum performance (or 504,414 shares of our common stock subject to outstanding awards if all awards paid out at target).
If the Amended and Restated Plan is approved by our stockholders, the Company will continue to have 2,680,172 shares of common stock available for future equity awards and to satisfy outstanding awards already granted. This amount represents the same number of shares of our common stock currently available for grants of future awards and to satisfy outstanding awards under the 2013 Plan, as no additional shares of our common stock are being added to the Amended and Restated Plan by virtue of the amendment and restatement. In addition, stockholder approval of the Amended and Restated Plan is expected to meet the requirements of “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), and to allow incentive stock options granted under the Amended and Restated Plan to qualify for preferred tax treatment under Section 422 of the Code. If the Amended and Restated Plan is not approved by our stockholders, our ability to obtain a deduction for amounts paid under the 2013 Plan may limited by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million with respect to any such employee during any taxable year. See further discussion under “Section 162(m) of the Code” further below.
The Board believes that the effective use of stock-based long-term incentive compensation and performance-based cash incentive awards, have been integral to the Company’s success in the past and vital to its ability to achieve continued strong performance in the future. Such awards help create long-term participation in the Company and align the incentives of those individuals with the interests of our stockholders, linking compensation to Company performance. The Board believes that the tax deductibility of such awards for U.S. federal income tax purposes is an important consideration in using such compensation programs to assist us in attracting, retaining, motivating and rewarding our employees, directors and consultants. Accordingly, the Board believes that approval of the Amended and Restated Plan is in the best interests of the Company and the Board recommends that stockholders vote for approval of the Amended and Restated Plan.
Key Changes to the 2013 Plan
The Board believes that the 2013 Plan has been effective in attracting and retaining highly qualified employees and non-employee directors and has provided incentives that align the economic interests of participants with those of our stockholders. The terms of the Amended and Restated Plan retain most of the material terms of the 2013 Plan, with certain changes to better align our plan with current trends related to plan design and corporate governance, as illustrated by the table below:

	2013 Plan	Amended and Restated Plan
Maximum shares under the plan
Increase annually on the first day of each fiscal year by the lesser of (i) 500,000 shares, (ii) three percent of the total issued and outstanding shares on the first day of such fiscal year, or (iii) such lesser amount determined by the Board.
No Evergreen provision-- current shares available for grant will represent the maximum.
Eliminate share recycling under the plan
If a participant pays the exercise price (or purchase price, if applicable) of an award through the tender of shares, or if shares are tendered or withheld to satisfy any withholding obligations of the Company, the number of shares so tendered or withheld are available for issuance pursuant to future awards under the plan.
No share recycling provision.
Minimum Vesting	None.
Except as otherwise provided in the plan, all awards have a minimum vesting period of one year from the date of its grant; however, up to five percent (5%) of the shares authorized for grant pursuant to the plan may have a vesting period of less than one year.

Repricing of Options and SARS	Not expressly addressed (no Options or SARs were ever repriced).	Expressly prohibited with respect to stock options and SARs without stockholder approval.
Plan-level limits for certain types of awards
300,000 shares is the maximum number of stock awards that may be granted to an individual in any calendar year.
$2,000,000 is the maximum cash awards that may be granted to an individual in any calendar year.

400,000 shares is the maximum number of stock awards that may be granted to an individual in any calendar year.
$10,000,000 is the maximum cash awards that may be granted to an individual in any calendar year.

Expiration date of the plan	August 23, 2023	May 4, 2027, if approved by our stockholders

Best Practice Features of the Amended and Restated Plan

•	No Repricing of Options or SARs. Prohibits repricing, replacement and regranting of stock options and SARs at lower prices unless approved by our stockholders.

•	No Discounted Options or SARs. Stock options and SARs may not be granted with an exercise price below the closing price of our common stock on the date of grant.

•	No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on any stock options or SARs.

•	No Dividends on Unvested Stock Awards. Any dividends or dividend equivalents will only be paid if the underlying shares vest pursuant to the terms of the award.

•	Limited Terms for Options and SARs. Stock options and SARs granted under the Amended and Restated Plan are limited to 10 year terms.

•	Awards May Be Subject to Future Clawback or Recoupment. All awards granted under the Amended and Restated Plan will be subject to any clawback policy required by applicable law.

•
No “Evergreen” Provision. Shares authorized for issuance under the Amended and Restated Plan will not be automatically replenished. Any additional shares of our common stock to be issued over and above the amount for which we are seeking authorization must be approved by our stockholders.

•
No Share Recycling. The number of shares of our common stock tendered or withheld to satisfy any withholding obligations of the Company, or the full or partial purchase or exercise price of options or other awards shall not become available for issuance pursuant to future awards under the Amended and Restated Plan.

•	No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercise, expire or are forfeited.

•	Minimum Vesting Period. Awards are subject to a minimum one year vesting period, except with respect to 5% of the reserved shares.

•	No Tax Gross-ups. Participants do not receive tax gross-ups under the Amended and Restated Plan.

•	Limitation on Awards to Non-Employee Directors. Awards to non-employee directors are capped at 300,000 shares for stock options and SARs and 100,000 shares for stock awards.
Key Historical Stock Usage Data
The Compensation Committee, which administers the 2013 Plan and will continue to administer the Amended and Restated Plan, if approved, believes it is important to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and engage employees whose contributions are critical to the Company’s long-term success. The Company’s three-year average annual burn rate under the 2013 Plan is 0.8% (at target), which is well below the Institutional Shareholder Services (ISS) 2015 three-year average burn rate and 50% of such burn rate for Russell 3000 companies in our Global Industry Classification Standard industry group of 3.8% and 1.9%, respectively.
Number of Shares Requested
In determining the number of shares of our common stock to make available under the Amended and Restated Plan, the Compensation Committee considered the key historical stock usage data under the 2013 Plan described above, the advice of Meridian Compensation Partners, LLP, its independent compensation consultant, and the estimated cost and dilution of the Amended and Restated Plan. The Compensation Committee also considered many factors that affect the number of shares of our common stock required for long-term incentive equity awards, such as changes in stock price over the life of the plan, the number of participants in the plan and the size of awards to each participant. Considering all of these factors, the Compensation Committee determined that the number of shares of our common stock currently available under the 2013 Plan, 2,680,172 shares as of March 16, 2017, is a prudent amount to satisfy the long-term incentive goals of the Amended and Restated Plan for outstanding and future grants over the next five years and also meet the expectations of our stockholders for minimal levels of dilution.
If the Amended and Restated Plan is approved by our stockholders, the total dilution from all outstanding awards under the 2013 Plan as of March 16, 2017 and the remaining 2,680,172 shares of our common stock available for issuance under the Amended and Restated Plan would be approximately 11.0% based on the weighted average common shares outstanding as of March 16, 2017.
Section 162(m) of the Code
The Amended and Restated Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code; however, there can be no guarantee that amounts payable under the Amended and Restated Plan will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s two other most highly compensated executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. With respect to the various types of awards under the Amended and Restated Plan, each of these aspects is discussed below, and stockholder approval of the Amended and Restated Plan will be deemed to constitute approval of each of these aspects of the Amended and Restated Plan for purposes of the approval requirements of Section 162(m).
Summary of the Amended and Restated Plan
The following summary of certain major features of the Amended and Restated Plan is subject to the specific provisions contained in the full text of the Amended and Restated Plan, which is attached to this proxy statement as Annex A.
Purpose of the Amended and Restated Plan
The Amended and Restated Plan is intended to continue the success of the 2013 Plan in contributing to the Company’s ability to attract and retain talented employees, consultants and directors and to reward them for making contributions to the success of the Company, all while aligning the interests of the Company’s employees, consultants and directors to the interests of our stockholders. The Amended and Restated Plan is intended to provide a means to pay annual cash incentive compensation as well as long-term equity incentive compensation to our employees, consultants and directors. The Amended and Restated Plan provides for the grant to the Company’s employees, non-employee directors and consultants of stock options, stock appreciation rights, stock awards, which may include restricted stock or restricted stock units, performance awards and cash awards, including annual bonuses granted pursuant to our Annual Bonus Plan. Awards may be granted singly, in combination, or in tandem as determined by the Compensation Committee. Incentive stock options may only be granted to employees. See “Employee Awards” below.
Eligibility
Employees, including executive officers, and consultants of the Company and its subsidiaries are eligible to be considered for awards under the Amended and Restated Plan. All non-employee directors are also eligible to be considered for awards under the Amended and Restated Plan.
We currently have approximately 620 employees and five non-employee directors. All of our employees and directors are eligible to receive awards under the 2013 Plan.
Shares Subject to the Plan
As of March 16, 2017, a total of 2,680,172 shares of our common stock may be issued under the Amended and Restated Plan, all of which are available for incentive stock options under Section 422 of the Code. Shares shall not be deemed to have been issued pursuant to the Amended and Restated Plan with respect to any portion of an award that is settled in cash. Except with respect to stock options and SARs, upon payment in shares of our common stock pursuant to the exercise of an award, the number of shares of our common stock available for issuance under the Amended and Restated Plan shall be reduced only by the number of shares of our common stock actually issued in such payment. Shares of our common stock that are tendered by a participant or withheld as full or partial payment of withholding taxes related to the exercise or settlement of stock options or SARs or as payment for the exercise price of a stock option or SAR shall not become available again for awards under the Amended and Restated Plan. If a participant pays the exercise price (or purchase price, if applicable) of an award through the tender of shares of our common stock, or if shares of our common stock are tendered or withheld to satisfy any withholding obligations of the Company, the number of shares of our common stock so tendered or withheld shall not become available for issuance pursuant to future awards under the Amended and Restated Plan.
Adjustments
In the event of any change in the number outstanding shares of our common stock by reason of a stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects our common stock, the aggregate number of shares of common stock available under the Amended and Restated Plan or subject to outstanding awards (including the exercise price of any awards) shall be adjusted as the Compensation Committee deems necessary or appropriate.

Change in Control
Except as otherwise provided in an award agreement, in the event of a change in control (as defined in the Amended and Restated Plan), the participant shall fully vest in and have the right to exercise each outstanding stock option and SAR and shall fully vest in each outstanding stock award, with all performance objectives and other vesting criteria deemed achieved at targeted levels.
Administration
The Board of Directors has designated the Compensation Committee to administer all awards under the Amended and Restated Plan. The Compensation Committee has the discretion to determine the employees, non-employee directors and consultants who will be granted awards, the sizes and types of such awards, and the terms and conditions of such awards, subject to the limitations set forth in the Amended and Restated Plan. In addition, the Compensation Committee has full and final authority to interpret the Amended and Restated Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the Amended and Restated Plan. In addition, the Board of Directors has appointed a Special Stock Award Committee, consisting of Eric Lipar, which has the authority to grant awards with respect to up to $300,000 in shares of common stock each year to non‑officer employees.
Subject to certain restrictions contained in the Amended and Restated Plan, the Compensation Committee has the discretion to extend the exercisability of an award, accelerate the vesting or exercisability of an award, or otherwise amend the award in a manner that is not materially adverse to, or is consented to by, the recipient of the award, except that no stock option or stock appreciation right may be repriced without stockholder approval.
The Board of Directors or the Compensation Committee may also delegate to one or more individuals the day-to-day administrative duties under the Amended and Restated Plan (excluding its granting authority).
Awards
At the discretion of the Compensation Committee, employees, consultants or non-employee directors may be granted awards under the Amended and Restated Plan in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. Such awards may be granted singly, in combination, or in tandem.
Stock Options
The Amended and Restated Plan provides for the granting to (i) employees of incentive stock options, which are intended to comply with Section 422 of the Internal Revenue Code, and (ii) employees, non-employee directors and consultants of non-qualified stock options.
A stock option is a right to purchase a specified number of shares of our common stock at a specified grant price. All stock options granted under the Amended and Restated Plan must have an exercise price per share that is not less than the fair market value (as defined in the Amended and Restated Plan) of our common stock on the date of grant (and must also be greater than the par value of our common stock). All stock options granted under the Amended and Restated Plan must have a term of no more than ten years. The grant price, number of shares, terms and conditions of exercise, whether a stock option is intended to qualify as an incentive stock option under the Internal Revenue Code, and other terms of a stock option grant will be fixed by the Compensation Committee as of the grant date.
However, stock options may not include provisions that “reload” the option upon exercise, and, without stockholder approval, stock options may not be repriced, including by means of a substitute award with an exercise price that is less than the exercise price of the original stock option or payment of cash to that effect.
The exercise price of any stock option must be paid in full at or before the time the stock is delivered to the optionee. The price may be paid in cash or, if permitted by the Compensation Committee and elected by the participant, by means of tendering other shares of our common stock or consideration received under a cashless exercise program implemented by the Company in connection with the Amended and Restated Plan. Unless otherwise provided in the applicable award agreement, upon the expiration of the term of the stock option if the stock option remains unexercised, the remaining shares of our common stock revert to the Amended and Restated Plan. Dividends and/or dividend equivalents will not be paid with respect to any stock options.

Stock Appreciation Rights
The Amended and Restated Plan also provides for the granting of stock appreciation rights, or SARs, to employees, non-employee directors and consultants. A SAR is a right to receive a payment, in cash or shares of our common stock, equal to the excess of the fair market value of a specified number of shares of our common stock over a specified grant price. Unless otherwise provided in the applicable award agreement, upon the expiration of the term of the SAR if the SAR remains unexercised, then the SAR reverts to the Amended and Restated Plan. All SARs granted under the Amended and Restated Plan must have a grant price per share that is not less than the fair market value (as defined in the Amended and Restated Plan) of our share of common stock on the date of grant and a term of no more than ten years. SARs may not include provisions that “reload” the SARs upon exercise and, without stockholder approval SARs may not be repriced, including by means of a substitute award with an exercise price that is less than the original SAR or payment of cash to that effect. Dividends and/or dividend equivalents will not be paid with respect to any SARs.
Stock Awards
The Amended and Restated Plan also provides for the granting of stock awards, stock units, restricted stock and restricted stock units to employees, non-employee directors and consultants that consist of grants of shares of our common stock or units denominated in shares of our common stock. The terms, conditions and limitations applicable to any stock award will be decided by the Compensation Committee. At the discretion of the Compensation Committee, the terms of a stock award may include rights to receive dividends or dividend equivalents, provided that no dividends or dividend equivalents may be paid on unvested stock awards. Dividends or dividend equivalents may, in the discretion of the Compensation Committee, be accumulated on unvested stock awards and paid to the participants at the time such stock awards vest.
Cash Awards
The Amended and Restated Plan also provides for the granting of cash awards to employees, non-employee directors and consultants. The terms, conditions and limitations applicable to any cash awards granted pursuant to the Amended and Restated Plan will be determined by the Compensation Committee.
Performance Awards
At the discretion of the Compensation Committee, any of the above-described awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more future performance goals and that may or may not be intended to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. The terms, conditions and limitations applicable to any performance award are decided by the Compensation Committee.
In making awards intended to meet the standards of qualified performance-based compensation exempt from the deduction limitations set forth in Section 162(m) of the Code, the Compensation Committee may base a performance goal that may be based on one or more of the following criteria, as determined by the Compensation Committee in its absolute and sole discretion net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; home closings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total shareholder return; stock price; stock price appreciation; EBITA; adjusted EBITA; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; adjusted gross margin; adjusted gross margin percentage; revenue before deferral; regulatory body approval for commercialization of a product; implementation or completion of critical projects; research; in-licensing; out-licensing; product development; government relations; compliance; mergers; and acquisitions or sales of assets or subsidiaries, such criteria may be based on the achievement of Company-wide, divisional or individual goals.

Award Limitations
Under the Amended and Restated Plan, no employee or consultant may be granted during any calendar year:

•	stock options and/or SARs covering more than 500,000 shares of common stock;

•	stock awards covering more than 400,000 shares of common stock; or

•	cash awards (including performance awards) in respect of any calendar year having a value determined on the grant date in excess of $10,000,000.
Notwithstanding the foregoing, no non-employee director may be granted during any calendar year more than (i) 300,000 shares of our common stock for stock options and SARs or (ii) 100,000 shares of our common stock for stock awards.
Amendment, Modification and Termination
The Board of Directors may amend, alter, suspend, or terminate the Amended and Restated Plan at any time; provided, however, that the Company shall obtain stockholder approval for any amendment to the extent necessary to comply with applicable laws. No amendment, alteration, suspension, or termination of the Amended and Restated Plan shall materially or adversely impair the rights of any participant, unless otherwise mutually agreed upon by the participant and the plan administrator, which agreement must be in writing and signed by the participant and the Company. Furthermore, without the prior approval of our stockholders, stock options and SARs issued under the Amended and Restated Plan will not be repriced.
Term
If the Amended and Restated Plan is approved at the Annual Meeting:

•	the Amended and Restated Plan will be effective as of the date of the approval; and

•	no awards will be made under the Amended and Restated Plan ten years or more after such approval.
Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Amended and Restated Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any state, local or non-U.S. tax consequences.
Stock Options and SARs. Participants will not realize taxable income upon the grant of a non-qualified stock option or SAR. Upon the exercise of a non-qualified stock option or SAR, the participant will recognize ordinary income (subject, in the case of employees, to withholding) in an amount equal to the excess of: the fair market value on the date of exercise of the common stock received (plus the amount of any cash received) over the exercise price paid upon the exercise of the non-qualified stock option or SAR. The participant will generally have a tax basis in any shares of common stock received on the exercise of a SAR, or on the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant.
Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option over the exercise price will increase the alternative minimum taxable income of the employee, which may cause such employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of common stock received in connection with the exercise of an incentive stock option that has been held for the requisite holding period generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the common stock. However, if an employee disposes of common stock that has not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the common stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the employee for such common stock. The employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the common stock on the exercise date. If the exercise price paid for the common stock exceeds the amount realized in the disqualifying disposition (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the common stock. If an employee makes such a disqualifying disposition, the Company will then, subject to the discussion below under “Certain Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.
Cash Awards; Restricted Stock Unit Awards; Stock Awards. An employee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award or, if earlier, at the time such cash is otherwise made available for the employee to draw upon it. An employee will not have taxable income upon the grant of a stock award in the form of units denominated in common stock but rather will generally recognize ordinary compensation income at the time the employee receives common stock or cash in satisfaction of such restricted stock unit award in an amount equal to the then fair market value of the common stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award or performance award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when such common stock is received.
An employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to common stock or cash received pursuant to a cash award, performance award, stock award or stock unit award. The tax basis of a participant in the common stock received will equal the amount recognized by the employee as compensation income under the rules described in the preceding paragraph, and the employee’s holding period in such shares of common stock will commence on the date income is so recognized.
Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.
Certain Tax Code Limitations on Deductibility. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The Amended and Restated Plan permits the Compensation Committee to structure grants and awards made under the Amended and Restated Plan to “covered employees” as performance-based compensation that is exempt from the limitation of Section 162(m) of the Code. However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the Company’s best interest, balancing tax efficiency with long-term strategic objectives.
Code Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the election of deferrals and (iii) restrictions on the acceleration of payment. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% tax on the participant of the deferred amounts included in the participant’s income. The Company intends to structure awards under the Amended and Restated Plan in a manner that is designed to be exempt from or comply with Section 409A.
Plan Benefits
Because awards under the Amended and Restated Plan are granted at the discretion of the Compensation Committee, it is not possible for the Company to determine the amount of awards that may be granted to the named executive officers or to any of the other plan participants if the Amended and Restated Plan is approved by our stockholders. No awards or grants have been made under the Amended and Restated Plan that are contingent on stockholder approval of the Amended and Restated Plan.

REQUIRED VOTE
The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of the material terms of performance goals under the Amended and Restated Plan. Brokers do not have discretion to vote on this proposal without instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL 4 - NON-BINDING ADVISORY VOTE ON A STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The Company has received notice of the intention of the California State Teachers’ Retirement System (“CalSTRS”) to present the following proposal for voting at the Annual Meeting. CalSTRS represents that it is the beneficial owner of more than $2,000 in market value in shares of the Company’s common stock and has held such stock continuously for over one year from the date of the notice. CalSTRS’ address is 100 Waterfront Place, MS-04, West Sacramento, CA 95605-2807. The text of the stockholder proposal and supporting statement are printed below exactly as received by the Company. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of CalSTRS. Neither the Company nor the Board of Directors is responsible for the contents of the proposal or supporting statement, which are included in this proxy statement in accordance with applicable proxy rules and regulations. If properly presented at the Annual Meeting, this proposal will be voted on at the Annual Meeting.

Stockholder Proposal of CalSTRS

“BE IT RESOLVED:

“That the shareholders of LGI Homes, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

“SUPPORTING STATEMENT:

“In order to provide shareholders a meaningful role in director elections, the Company's current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company's current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because "withheld" votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

“In response to strong shareholder support a substantial number of the nation's leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

“CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder's role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors' accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

“Please vote FOR this proposal.”

__________________________________

Board of Directors’ Response and Recommendation:
The Board of Directors has carefully considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and our stockholders. Under Delaware law, a director serves until his or her successor is elected. The proposal as presented applies a majority voting standard only in the case of uncontested elections and, in the event of a failed election, would either result in the existing director continuing to serve as a holdover director or creating a vacancy for the Board of Directors to fill. Even if a director who fails to receive a majority of the votes cast at an annual meeting of stockholders tenders his or her resignation, the result would be one less director on the Board or a vacancy to be filled by the remaining members of the Board. We do not believe that these results are beneficial to our stockholders, nor do they improve accountability. In fact, such vacancies could result in our failure to meet NASDAQ’s listing requirements and SEC regulations relating to the independence of directors and/or SEC regulations relating to audit committee financial experts.
As provided under Delaware law, the Company currently elects its directors by a plurality voting standard, which allows our stockholders the opportunity to express disapproval of actions of the Board through the use of a withhold vote. The exercise of a withhold vote, rather than causing one or more “holdover” directors or vacancies, as discussed above, provides the Board with the flexibility to determine whether such a vote was intended to send a message to which the Board should react, or was an effort to remove a particular director. In either case, it would be a matter of serious consideration for the Board. Finally, any stockholder who is dissatisfied with a director has always had the ability to nominate an alternative candidate for director election in accordance with our bylaws. The proposal would retain a plurality voting standard for contested elections and, therefore, would have no effect in situations where our stockholders are actively choosing between candidates. The Board of Directors values and fully appreciates the importance of the Annual Meeting as a forum for our stockholders to express specific concerns they may have. Any dissatisfied stockholder has the ability to communicate concerns directly to one or more directors, and the Board and management have always welcomed stockholder input.
The proposed majority voting standard could also significantly increase the influence of certain stockholders whose interests and agenda may differ from those of our stockholders generally. Under majority voting, because of the increased threat that one or more directors would not be re-elected in an uncontested election, the Board may be forced to follow the dictates of certain groups or to engage in expensive and distracting solicitation campaigns. Based on all of the foregoing reasons, the Board has concluded that this stockholder proposal is not in the best interests of the Company and our stockholders.

VOTE REQUIRED

The non-binding advisory vote on the stockholder proposal regarding majority voting in uncontested director elections requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of the votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instruction from the beneficial owner.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted the LGI Homes, Inc.’s Corporate Governance Guidelines which describe the Board’s view on a number of governance topics. The Corporate Governance Guidelines along with the charters of the Board Committees and the Company’s Code of Business Conduct and Ethics, provide the framework for the corporate governance of the Company. The significant corporate governance initiatives adopted by the Board are discussed below. Our Corporate Governance Guidelines can be found under “Investor Relations” and “Corporate Governance” on our website at www.lgihomes.com.
Composition of the Board of Directors
Our Board currently consists of six members. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal. Vacancies on the Board are filled solely by the affirmative vote of a majority of the remaining directors then in office, and not by our stockholders. Each of our directors is elected annually.
Our Nominating and Corporate Governance Committee oversees the annual assessment of the composition of our Board of Directors, including a review of the size of the Board, the skills and qualifications represented on the Board, and a self-assessment of the effectiveness of our Board and its committees and identification of any opportunities for improvement. The findings of the annual review of our Board and its committees are reported to and discussed with the full Board.
Selection and Evaluation of Director Candidates
The Nominating and Corporate Governance Committee is responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executive officers of the Company for the names of potentially qualified candidates or ask directors and executive officers to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the committee of candidates for election as director.
The Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) and in recommending candidates for election, the Nominating and Corporate Governance Committee will consider the individual’s experience and characteristics. In addition, the Nominating and Corporate Governance Committee will review the overall composition of the Board to ensure there is an appropriate mix of specific experience, qualifications and skills to perform the Board’s oversight function effectively in light of the Company’s business and structure.
We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.

Key Qualifications and Experiences

•	Experience in corporate management, such as serving as an executive officer or other leadership role for a publicly held company;

•	Experience as a director of another publicly held company;

•	Real estate industry expertise, including homebuilding, land development, sales, marketing and operations;

•	Experience in accounting, finance, capital markets transactions and/or technology; and

•	Legal, regulatory and/or risk management expertise.
Key Characteristics

•	High personal and professional ethical standards, integrity and values;

•	Strong leadership skills and solid business judgement;

•	Commitment to representing the long-term interests of our stockholders; and

•	The time required for preparation, participation and attendance at Board meetings and committee meetings, as applicable.
Director candidates recommended by our stockholders will be considered in the same manner as recommendations by directors, executive officers, outside advisors or search firms.  Any stockholder who intends to recommend a candidate to the Nominating and Corporate Governance Committee for consideration as a director nominee should deliver written notice pursuant to Article III, Section 3.1(a) of our Bylaws, to the Secretary of the Company. Any such notice should be delivered by the date required by such section of the Bylaws in order to permit the Nominating and Corporate Governance Committee to complete its review in a timely fashion.
Director Tenure and Retirement Policy
Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, there have been no term limits establish for directors. In connection with each director nomination recommendation, the Nominating and Corporate Governance Committee shall consider the issue of continuing director tenure.
Additionally, the Board has determined not to establish a mandatory retirement age for directors. Alternatively, in connection with the director nomination recommendations, the Nominating and Corporate Governance Committee and the Board will review each director's continuation on the Board upon reaching the age of 73 and each year thereafter.
To ensure that directors may appropriately discharge their responsibilities, the Board has adopted the policy that any director (including a management director) who (i) has a significant change in business affiliation or position of principal employment or (ii) experiences a disabling health condition that, in each case, adversely affects his or her ability to perform the essential functions and responsibilities of a director will be expected to tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, taking into consideration the effect of such change in employment on the director’s qualification to serve as one of the Company’s directors.
Director Independence
Our Board is composed of a majority of independent directors in accordance with the NASDAQ listing requirements. All members of our Board, except Mr. Lipar, have been determined by the Board to be independent. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NASDAQ listing requirements. The independent directors are Ryan Edone, Duncan Gage, Bryan Sansbury, Steven Smith, and Robert Vahradian. Mr. Lipar is not independent because he is our Chief Executive Officer.
The Independence Standards included in the NASDAQ listing requirements specify the criteria by which the independence of our directors is determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent registered public accounting firm.
In evaluating and determining the independence of the directors, the Board considered that the Company may have certain relationships with its directors. Specifically, the Board considered that Mr. Smith is the uncle of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board. In addition, the Board considered that the brother of Mr. Smith is employed by the Company in a construction management position but is not an executive officer of the Company. The Board determined that these relationships do not impair Mr. Smith’s independence.
Code of Business Conduct and Ethics
We operate under a written Code of Business Conduct and Ethics (“Code”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon employment with us, all employees are required to affirm in writing their receipt and review of the Code and their compliance with its provisions. In addition, we maintain policies that prohibit employee and director hedging of Company securities, including shares of our common stock.
Our Code of Business Conduct and Ethics can be accessed under the Investor Relations and Corporate Governance links on our website at www.lgihomes.com. We intend to satisfy any disclosure requirements pursuant to Item 5.05 of Form 8-K and NASDAQ rules regarding any amendment to, or waiver from, certain provisions of our Code of Business Conduct and Ethics by posting such information on our website.
Stockholder Engagement
Our executive management team actively engages in communications throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders one-on-one and in small groups, and responding to investor and stockholder letters, emails and telephone calls. Management’s discussions with stockholders and the investment community address numerous aspects of our business and matters of importance or concern to our stockholders. Observations, questions or comments from our stockholders are shared with the Board, so that the Board can then consider these matters as part of its oversight responsibilities.
Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters
In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. Additional information regarding our procedures for anonymous reporting can be found under the Investor Relations and Corporate Governance links on our website at www.lgihomes.com.
BOARD LEADERSHIP STRUCTURE, BOARD’S ROLE IN RISK OVERSIGHT, AND BOARD AND COMMITTEE MEETINGS
Board Leadership Structure
With respect to the roles of the Chairman of our Board and Chief Executive Officer, our Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Board believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently the roles are combined, with Mr. Lipar serving as Chief Executive Officer and Chairman of our Board. Mr. Lipar’s extensive business knowledge, along with his demonstrated leadership capability through the growth of the Company, makes him highly qualified to continue to serve as our Chairman of the Board and our Chief Executive Officer.
Lead Independent Director
The Lead Independent Director coordinates the activities of the other non-employee directors and performs such other duties and functions as directed by our Board from time to time. The Lead Independent Director presides over all meetings of the independent directors. The Lead Independent Director has the authority to call meetings of the independent directors. Mr. Sansbury currently serves as our Lead Independent Director.

Role in Risk Oversight
Our Board of Directors is responsible for overseeing our risk management process, but does not provide day-to-day risk management of the Company, which is the responsibility of our executive management team. The Board oversees the implementation of risk mitigation strategies by management to ensure such strategies focus on both general risk management and management of the Company’s most significant risks. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for risk management concerning its area of responsibility, consistent with its charter, and such other responsibilities as may be delegated to it by our Board of Directors from time to time.
The risk management process established and overseen by the Company’s executive management team includes centralized corporate review of the market, real estate, financial, and other risks associated with transactions and approval of funds disbursed.
Homebuilding Operations
Land and Lots. Our Acquisition Committee, consisting of our Chief Executive Officer, Chief Financial Officer, and Executive Vice President of Acquisitions, is responsible for our allocation of capital and investment decisions for the acquisition and development of land and lots to support our homebuilding operations. New market expansion opportunities are discussed with the Board and in certain cases, require lender approval in accordance with the terms of our revolving credit facility. We believe this process adequately manages our risks related to our land and lot acquisitions.
Homebuilding. Our philosophy is to build homes efficiently, leveraging our proprietary systems and processes, even-flow/continuous construction methodology, and offering a set number of floor plans in each community with standardized features. Our experienced local management team serves as the general contractor for the homes we build, with centralized corporate oversight for purchasing, budget variances, scheduling and overall community performance. On a monthly basis, the Board is informed of the monthly home closings by division. At each quarterly meeting, management reviews with the Board, the operating results and home closings by division and market, as well as new markets, new hires, training, and operational issues. We believe this analysis provides the Board with the appropriate information to provide sufficient oversight of our operating risks.
Financing and Liquidity
Our financing and liquidity positions may fluctuate due to changes in the homebuilding industry, our results of operations and home sales demand. Our Board oversees financing and liquidity risk by regularly monitoring our financial and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations, projected growth, and other financing and operating expenses. At each quarterly meeting, management reviews information related to the Company’s financial and liquidity position with the Board, which includes projected short and long-term liquidity needs, availability under our revolving credit facility and other capital sources. We believe these procedures provide adequate risk oversight of financing and liquidity matters affecting the Company.
Financial Reporting, Internal Control and Regulatory Compliance
Audit Committee Risk Oversight.     The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent registered public accounting firm its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent registered public accounting firm to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.
Compensation Risk Oversight.      The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers. We believe we have established a short and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking.

Succession Planning
The Board is responsible for determining a succession plan for the Chief Executive Officer in the event of an emergency or otherwise. The Nominating and Corporate Governance Committee has been delegated the responsibility to identify and evaluate potential successors, and to report to the Board from time to time on its activities.
Board Meetings
During 2016, our Board of Directors met six times, including telephonic meetings, and acted five times by unanimous written consent. In 2016, all directors attended 100% of the meetings of the Board and the committees on which they served. Our independent directors are invited and encourage to attend our annual meeting of stockholders; the 2016 Annual Meeting was attended by Ryan Edone, Duncan Gage, Steven Smith, and Robert Vahradian.
Board Committees
Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees reports to our Board of Directors as it deems appropriate and as our Board of Directors may request. Our Board of Directors has adopted written charters for each of the committees. From time to time, special committees may be established under the direction of our Board when necessary to address specific issues. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this proxy statement.
The table below sets forth the membership of our Board of Directors and its standing committees since May 2016 and the number of meetings held during 2016.

Director Name:	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ryan Edone*	X	Chair
Duncan Gage*	X	X	X
Eric Lipar**	Chair
Bryan Sansbury***	X		Chair	X
Steven Smith	X	X		Chair
Robert Vahradian	X			X
Number of 2016 meetings	6	4	5	4
* Financial Expert        ** Non-independent Director              *** Lead Independent Director

The independent directors meet in regularly scheduled executive sessions without management. Mr. Sansbury, as the Lead Independent Director, presides over all executive sessions at which he is present.
Agendas and topics for Board and committee meetings are developed through discussions among management and members of our Board of Directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance, risk and compliance matters applicable to us.
Audit Committee
Our Audit Committee consists of Mr. Edone, Mr. Gage and Mr. Smith. Mr. Edone was elected chair of our Audit Committee in May 2016; previously, Mr. Gage served as chair of the committee. Our Board has determined that the members of the Audit Committee are independent for purposes of serving on such committee under the

NASDAQ listing standards and applicable federal law, including Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board of Directors has determined that each current member of the Audit Committee is financially literate under the NASDAQ listing standards and that each of Mr. Gage and Mr. Edone qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board and posted on the Company’s website under the Investor Relations and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

◦	integrity of the Company’s financial statements;

◦	Company’s compliance with legal and regulatory requirements;

◦	qualifications and independence of the Company’s independent registered public accounting firm;

◦	performance of the Company’s independent registered public accounting firm; and

◦	reviewing and approving related-person transactions.

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.
Further discussion regarding the Audit Committee’s processes and procedures regarding the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 and other matters are discussed in the Audit Committee Report on page 11 of this proxy statement. During 2016, all of the Audit Committee’s meetings were attended by representatives of Ernst & Young LLP, our independent registered public accounting firm.
Compensation Committee

Our Compensation Committee consists of Mr. Sansbury, who serves as chair of the committee, and Mr. Gage. Each of the members of our Compensation Committee meets the independence requirements under the NASDAQ listing standards, qualifying as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee Charter has been posted on the Company’s website under the Investor Relations and Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board in discharging its responsibility to our stockholders with respect to the following:

•	establishing the Company’s compensation programs and compensation of the Company’s executive officers;

•	monitoring incentive and equity-based compensation plans;

•	reviewing and approving director compensation; and

•	monitor director and executive officer compliance with the stock ownership guidelines.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Smith, who serves as chair of the committee, Mr. Sansbury and Mr. Vahradian. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the NASDAQ listing standards.
The Nominating and Governance Committee Charter has been posted on the Company’s website under the Investor and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board in fulfilling its responsibility to our stockholders by:

•
identifying individuals qualified to become directors consistent with criteria approved by the Board and recommending to the Board the qualified candidates for directorships to be filled by the Board or by our stockholders;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	developing and recommending to the Board a set of corporate governance guidelines and principles;

•	overseeing the evaluation of the Board and its committees; and

•	reviewing the disclosure regarding corporate governance and the operation of the committee included in our proxy statements.

NON-EMPLOYEE DIRECTOR COMPENSATION
The Compensation Committee is responsible for evaluating and approving compensation for our non-employee directors. Our non-employee directors received compensation in 2016 which included the following:

•	$60,000 annual cash retainer, payable quarterly;

•	$10,000 additional annual cash payment of for the Lead Independent Director and each committee chair, payable quarterly;

•	$60,000 grant of restricted stock units (“RSUs”); and

•	reimbursement for reasonable out-of-pocket expenses incurred for travel in connection with attendance in-person at Board or committee meetings.
The number of the RSUs granted is determined based on the grant award amount and the closing stock price of our common stock on the date of grant, rounded up to the next whole share as no fractional shares are issued, with vesting ratably over three years on the anniversary date of the grant. The RSUs granted to non-employee directors for director services for 2017 were awarded on December 15, 2016.
The following table contains information with respect to 2016 compensation awarded to or earned by our non-employee directors. The 2016 compensation of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board, is disclosed in the Executive Compensation section below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)(3)	All other Compensation	Total
Ryan Edone	$65,000	$60,018	$—	$125,018
Duncan Gage	$65,000	$60,018	$—	$125,018
Bryan Sansbury	$80,000	$60,018	$—	$140,018
Steven Smith	$70,000	$60,018	$—	$130,018
Robert Vahradian	$60,000	$60,018	$—	$120,018

(1)
The amounts shown reflect the grant date fair value of RSUs granted for director services for 2016, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements included in our 2016 Annual Report, regarding assumptions underlying valuations of equity awards.

(2)
On December 15, 2014, each non-employee director was granted 3,603 RSUs, valued at $50,010 on the date of grant, for director services for 2015. On December 15, 2015, each non-employee director was granted 2,415 RSUs, valued at $60,013 on the date of grant, for director services for 2016. On December 15, 2016, each non-employee director was granted 2,071 RSUs, valued at approximately $60,000 on the date of grant, for director services for 2017. The grants vest in three equal annual installments and automatically become fully vested upon the earlier of (i) the director’s disability; (ii) the director’s death; and (iii) immediately prior to the closing of a change in control of the Company, as defined in the 2013 Plan.

(3)	At December 31, 2016, Messrs. Edone, Gage, Sansbury, Smith and Vahradian each had 4,882 unvested RSUs.

STOCK OWNERSHIP POLICY FOR NON-EMPLOYEE DIRECTORS
In order to evidence the financial alignment of the Company’s directors with the interest of the Company’s stockholders, the Board has established a stock ownership policy for non-employee directors. Under these guidelines, each director is required to own shares of the Company’s common stock that have a fair market value (determined as of each annual meeting of the Company’s stockholders) equal to five times (5x) the annual retainer paid to the applicable independent director, and each director shall have five (5) years from his or her initial appointment or election to the Board within which to satisfy the foregoing stock ownership policy. The annual retainer amount as of December 31, 2016 is $60,000, which results in a director share ownership requirement of approximately 10,067 shares of the Company’s common stock determined as of December 31, 2016, based on average of the monthly closing stock prices of $29.80 for the preceding calendar year. See the share ownership by each director at page 31 of this proxy statement. As of December 31, 2016, each non-employee director was in compliance with the policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

CONTACTING THE BOARD
Any stockholder or any other interested party who wishes to communicate directly with (i) our Board of Directors, (ii) the non-management directors as a group or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, LGI Homes, Inc., 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380, Attn: Corporate Secretary. The Company will forward any such communication to the intended recipients, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of March 16, 2017, by (i) each of our directors and executive officers, individually and as a group, and (ii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Shares Beneficially
Name and Address of Beneficial Owner (1)	Owned	Percent
5% Stockholders:
Gilder, Gagnon, Howe & Co. LLC (2)	2,182,756	10.1%
BlackRock, Inc. (3)	2,165,536	10.0%
Frontier Capital Management CO., LLC (4)	1,668,753	7.7%
Thomas Lipar (5)	1,491,090	6.9%

Directors and Executive Officers:
Eric Lipar (6)	2,224,647	10.3%
Michael Snider (7)	182,692	*
Charles Merdian (8)	58,139	*
Jack Lipar	56,388	*
Margaret Britton (9)	38,421	*
Rachel Eaton (10)	38,257	*
Bryan Sansbury (11)	203,370	*
Ryan Edone (12)	24,222	*
Duncan Gage (13)	53,372	*
Steven Smith	33,480	*
Robert Vahradian	20,453	*
All executive officers and directors as a group
(11 persons)	2,933,441	13.6%
_______________

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 21,591,989 shares of our common stock outstanding as of March 16, 2017.

(2)
Based solely on Schedule 13G/A filed with the SEC on February 14, 2017, by Gilder, Gagnon, Howe & Co. LLC (“Gilder Gagnon”). Gilder Gagnon reported sole voting and dispositive power for 31,618 shares of our common stock and shared power to dispose or direct the disposition of 2,151,138 shares of our common stock. The shares reported include 1,748,800 shares held in customer accounts of Gilder Gagnon over which partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of the shares, 31,618 shares held in the account of the profit sharing plan of Gilder Gagnon, and 402,338 shares held in accounts owned by the partners of Gilder Gagnon and their families. The address of Gilder Gagnon’s principal business office is 475 10th Avenue, New York, New York 10018.

(3)
Based solely on Schedule 13G filed with the SEC on January 9, 2017 by Blackrock Inc. (“Blackrock”) reflecting beneficial ownership as of December 31, 2016. Blackrock reported sole voting power for 2,137,906 shares of our common stock and sole disposition power for 2,165,536 shares of our common stock, and of these shares, no shared voting power and no shared dispositive power. The address of Blackrock’s principal business office is 55 East 52nd Street, New York, New York 10055.

(4)
Based solely on Schedule 13G filed with the SEC on February10, 2017 by Frontier Capital Management Co., LLC. (“Frontier”) reflecting beneficial ownership as of December 31, 2016. Frontier reported sole voting power for 756,264 shares of our common stock and sole disposition power for 1,668,753 shares of our common stock, and of these shares, no shared voting power and no share dispositive power. The address of Frontier’s principal business office is 99 Summer Street, Boston, Massachusetts 02110.

(5)
Based solely on Schedule 13G/A filed with the SEC on February 14, 2017 by Thomas Lipar. Mr. Lipar reported sole voting power for 1,250,000 shares of our common stock, sole disposition power for 1,050,000 shares of our common stock, shared voting power for 241,090 shares of our common stock, and shared dispositive power for 441,090 shares of our common stock. The shares of our common stock reported include 1,250,000 shares owned by Lipar Holdings, Ltd., which may be deemed to be beneficially owned by Mr. Lipar through his ownership interests in the partnership’s sole general partner and its limited partners. The shares of our common stock reported include 241,090 shares owned by The Paragon Living Trust, of which Mr. Lipar and his spouse are co-trustees. The amount reported also includes 200,000 shares owned by Lipar Holdings, Ltd., which are subject to a pledge agreement pursuant to which Lipar Holdings, Ltd. may exercise shared dispositive power with respect to such shares. Mr. Lipar may be deemed a beneficial owner of such 200,000 shares held by Lipar Holdings, Ltd. through his ownership interests in the partnership’s sole general partner and its limited partners. Mr. Thomas Lipar’s address is 15257 Runnymede Street, Conroe, Texas 77384.

(6)
Includes 1,663,007 shares held by EDSS Holdings, LP, whose general partner is an entity wholly-owned by Mr. Eric Lipar. Also includes 17,326 shares owned by Mr. Eric Lipar’s spouse. Mr. Lipar has pledged 463,357 shares in connection with a line of credit with a financial institution which had a $0.7 million outstanding balance as of March 16, 2017.

(7)	Includes 4,227 shares owned by Mr. Snider’s spouse. Mr. Snider has pledged 8,000 shares in connection with a $0.1 million line of credit with a financial institution.

(8)	Does not include shares to be acquired in connection with the ESPP quarterly purchase period ending March 31, 2017.

(9)
Includes 3,409 shares owned by a trust for the benefit of Ms. Britton’s mother and 3,570 shares owned by Ms. Britton’s mother, of which Ms. Britton disclaims beneficial ownership. Does not include shares to be acquired in connection with the ESPP quarterly purchase period ending March 31, 2017.

(10)	Includes 13,636 shares owned by Mrs. Eaton’s spouse. Does not include shares to be acquired in connection with the ESPP quarterly purchase period ending March 31, 2017.

(11)	Includes 23,101 shares of our common stock owned by Mr. Sansbury’s spouse and 600 shares owned by trusts on behalf of his children.

(12)	Includes 7,500 shares of our common stock owned by the James Larry Cook Children’s Trust, of which Mr. Edone disclaims beneficial ownership.

(13)	Includes 1,483 shares of our common stock owned by Mr. Gage’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2016, its officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. On May 4, 2016, a Form 3 was filed on behalf of EDSS Holdings, LP, which should have been filed in November 2013 in connection with the reorganization completed in conjunction with the Company’s initial public offering; the shares of our common stock beneficially owned by EDSS Holdings, LP had been correctly reported as beneficially owned by Eric Lipar since November 2013 on Section 16(a) reports filed with the SEC by Mr. Lipar.

ANTI-HEDGING AND INSIDER TRADING POLICY
The Company’s directors and executive officers are required to comply with the Company’s Insider Trading Policy and may not enter into any form of hedging or monetization transaction involving shares of the Company’s common stock. However, under the Company’s Insider Trading Policy, the Company’s directors, officers and employees can pledge shares of the Company’s common stock as collateral for a loan if the director, officer or employee obtains pre-clearance from the designated compliance officer.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning Eric Lipar, our Chief Executive Officer and Chairman of the Board, may be found above in the section entitled “Proposal 1—Election of Directors.”

Name	Age	Position
Eric Lipar	46	Chief Executive Officer and Chairman of the Board
Michael Snider	45	President and Chief Operating Officer
Charles Merdian	47	Chief Financial Officer and Treasurer
Jack Lipar	48	Executive Vice President of Acquisitions
Margaret Britton	54	Chief Administrative Officer and Secretary
Rachel Eaton	35	Chief Marketing Officer
Michael Snider.     Mr. Snider has served as our President since 2009 and our Chief Operating Officer since July 2013. He oversees all aspects of our sales, construction, and product development. Prior to serving as our President, Mr. Snider was Executive Vice President of Homebuilding (2005-2009) and in the role of Homebuilding Manager (2004). Before joining the Company in 2004, Mr. Snider was a Project Manager for Tadian Homes, a homebuilder based in Troy, Michigan.
Charles Merdian.    Mr. Merdian serves as our Chief Financial Officer and Treasurer. He was elected Secretary and Treasurer in 2013. Prior to becoming our Chief Financial Officer in 2010, Mr. Merdian was our Controller from 2004 through 2010. Prior to joining us in 2004, Mr. Merdian served as Accounting and Finance Manager for The Woodlands Operating Company where he specialized in accounting and financial analysis of real estate ventures, focusing primarily on residential and commercial developments. Prior to The Woodlands Operating Company, Mr. Merdian served as an accounting manager working at the Williamson-Dickie Manufacturing Co. and as a senior auditor for Coopers & Lybrand, LLP. Mr. Merdian has worked in residential real estate and homebuilding finance since 1998. Mr. Merdian is a Certified Public Accountant and is a member of the Texas Society of Certified Public Accountants.
Jack Lipar.    Mr. Lipar has served as our Executive Vice President of Acquisitions since March 2013. He previously served as Vice President of Acquisitions from December 2010 through February 2013, and Acquisitions Manager from 2006 to December 2010. Mr. Lipar oversees land acquisitions and development for the Company. Prior to joining us, Mr. Lipar worked at HP Pelzer, an auto parts manufacturing company based in Germany, as the Vice President of Purchasing and Director of Operations. Mr. Lipar was also the General Manager and a member of the Board of Directors at Alliance Interiors, an affiliate of HP Pelzer. Prior to HP Pelzer, Mr. Lipar was a worldwide Purchasing Manager for Cooper Standard, one of the world’s leading manufacturers of automotive parts.
Margaret Britton.     Ms. Britton has served as our Chief Administrative Officer since August 2013 and has served as our Secretary since May 2016. She is responsible for various corporate areas, including governance, risk and compliance matters. From 2008 to 2012, Ms. Britton was a Director at Deloitte Financial Advisory Services, LLP, where she provided advisory services and was a leader in their national environmental consulting practice. She worked as a consultant from 2003 to 2007 and, as such, among other things, assisted two multinational energy companies with the implementation and oversight of their Sarbanes-Oxley Act requirements. Prior to 2002, Ms. Britton was an assurance partner at Arthur Andersen LLP. Mrs. Britton is a Certified Public Accountant and is a member of the Board of Directors of Archway Insurance LTD, a captive insurance company, and the Girl Scouts of San Jacinto Council.
Rachel Eaton.     Ms. Eaton serves as our Chief Marketing Officer and is responsible for the overall growth and direction of our marketing initiatives, brand image and social media. Prior to becoming our Chief Marketing Officer in June 2013, Ms. Eaton served as our Vice President of Marketing and Administration from May 2012 through May 2013, and Director of Marketing & Special Events from 2007 to May 2012. Ms. Eaton joined the Company in 2003.

EXECUTIVE COMPENSATION

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended, which require compensation disclosure for our principal executive officer, (the Chief Executive Officer, “CEO”) and the two most highly compensated executive officers other than our principal executive officer (referred throughout as our named executive officers, “NEO”).

2016 Company Highlights
During 2016, the Company realized continued growth and strong operating results during its third full year as a public company.

•	Home sales revenues increased more than 33.0% to $838.3 million.

•	Homes closed increased 22.3% to 4,163 homes.

•	Average homes sales prices increased $16,228 to $201,374.

•	Gross margin as a percentage of home sales revenues was 26.4%, within our target range.

•
Our adjusted gross margin (non-GAAP) as a percentage of home sales revenues remained at 27.8%, which is at or near the high end of the reported results for the Company’s peer group of public homebuilding companies.1

•	Net income before income taxes, or pre-tax income, increased 41.6% to $113.7 million.

•	We had 63 active communities at the end of 2016, a 21.2% increase since the end of 2015.

•	Total owned and controlled lots increased 23.2% during 2016 to 29,460 lots at December 31, 2016.

As discussed further in our 2016 Annual Report, we continued to execute on our business model to increase sales and closings, grow in our existing markets, geographically diversify our revenue base, diversify our product offerings to additional price points in certain markets, and execute on our land acquisition and development strategy. Additionally, during 2016, we accessed additional capital by increasing our revolving million credit facility to $385 million in December 2016; and established our second at-the-market common stock offering program to sell up to $25 million of shares of our common stock under our shelf registration statement. We also realized improved operating leverage during 2016, with total selling, general and administrative expense at 13.1% of home sales revenues in 2016, nearly a 75 basis point improvement over 2015. Our record home closings during 2016 represented a 22.3% year-over-year increase in homes closed coupled with an 8.8% increase in average home sales price, while maintaining consistent industry leading gross margins.

Our 22.3% increase in home closings during 2016 followed four consecutive years where our home closings increased by more than 40%. The table below demonstrates the significant growth and strong results generated by the Company during the period 2014 - 2016.

____________________________

1 Please see “Non-GAAP Measures-Adjusted Gross Margin” included as ANNEX B to this proxy statement for a reconciliation of adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable.

	As of and for the Fiscal Year Ended December 31,
Key Result	2016	2015	2014
Homes Closed	4,163	3,404	2,356
Revenues	$838.3 million	$630.2 million	$383.3 million
Gross Margin as a % of Revenues	26.4%	26.5%	26.8%
Adjusted Gross Margin as a % of Revenues (1)	27.8%	27.8%	28.2%
Pre-Tax Income	$113.7 million	$80.3 million	$43.1 million
Pre-Tax Income as % of Revenues	13.6%	12.7%	11.2%
SG&A Expense as % of Revenues	13.1%	13.8%	15.8%
Stockholders’ Equity	$355.2 million	$247.4 million	$182.5 million
Basic earnings per share (2)	$3.61	$2.65	$1.37
Diluted earnings per share (2)	$3.41	$2.44	$1.33
Common Stock Price	$28.73	$24.33	$14.92

(1)
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. Please see “Non-GAAP Measures-Adjusted Gross Margin” included as ANNEX B to this proxy statement for a reconciliation of adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable.

(2)	See Note 9 “Equity” to our consolidated financial statements included in our 2016 Annual Report for calculation of earnings per share.
In addition, during 2016, we achieved two significant recognitions, being named the nation’s 15th largest homebuilder based on units closed and Builder of the Year by Professional Builder Magazine.
We believe our business is well-positioned for the future based on our land and finished lot position, inventory of available homes, strong balance sheet and liquidity position and broad geographic operating base. The fiscal 2016 compensation received by our executive officers reflects their contribution to the Company’s improved financial and operating results

Philosophy of Our Executive Compensation Program
Our continued growth and long-term success depends on our ability to attract, engage, incentivize and retain highly talented individuals who are committed to the LGI Homes’ vision, culture and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and the accomplishment of the Company’s overall annual and long-term performance, and business strategies. Other objectives include aligning our executive officers’ interests with those of our stockholders, retaining high-performing executive officers, and maintaining our historically strong culture. We believe that our compensation strategies have been effective in retaining executive talent and rewarding performance. We also believe that the amount of compensation for each NEO reflects the depth of his experience with the Company and its unique culture, his contribution to our business strategy and the accomplishment of aggressive growth targets and solid business principles, the individual’s demonstrated leadership capabilities, and the value created for our stockholders.

Components and Objectives of Our Compensation Program
The Compensation Committee (the “Committee”) of the Board has built the executive compensation program upon a framework that includes the components and objectives listed below. The Committee routinely reviews each component of the executive compensation program to see how it affects target total pay levels and considers pay ranges for similar executive positions among companies in our peer group.

	Component	Description	Objective of Element
Annual Cash Compensation	Base Salary
Base salaries are set at market competitive levels, subject to adjustment for a number of other factors such as merit increases, unique job responsibilities, experience, individual contributions and number of years in the position.
To provide an appropriate base salary mitigating inappropriate risk-taking by providing a fixed and certain level of income, paid bi-weekly.
Annual Cash Bonus - Short-term Incentive (“STI”) Compensation
Designed to offer opportunities for cash compensation directly tied to Company performance relative to established performance targets that the Committee ultimately believes create stockholder value. Annual cash bonus payouts may range from 0% to 200% of the target bonus, based on performance relative to the designated targets for the individual. We pay the annual cash bonus during the first quarter for performance during the prior fiscal year.
To incentivize and reward performance on key metrics that support the Company’s annual operating plan.
Long-term Incentive (“LTI”) Compensation	Performance-based Restricted Stock Units (PSUs)
The compensation opportunity under the PSUs has a performance period of three years based on the Company’s cumulative basic earnings per share (Basic EPS) over that period compared to the pre-established targets. The PSU payout may range from 0% to 200% of the target amount based on actual results as compared to the target.
To strengthen alignment with stockholders’ interests, 80% of the LTI is performance-based.
Restricted Stock Units (RSUs)
This additional compensation component was added for 2016 to provide an additional fixed level of long-term compensation to balance out the incentive-based compensation. The RSUs vest on the third anniversary of the grant date.
To encourage retention of the management team.
Retirement and other Perquisites
Executive officers, including NEOs, are eligible to participate in the same benefit programs that are offered to other salaried employees, including the 401k Plan match, participating in the Company’s Employee Stock Purchase Plan (“ESPP”), auto allowances for positions requiring frequent travel, long-term disability coverage, and participation in health and welfare plans. Other limited prerequisites are provided to the NEOs; see the Summary Executive Compensation Table below.
To provide competitive benefits to protect the employees and their covered dependents’ health and welfare, to facilitate strong performance on the job, and enhance productivity.

How Executive Pay Is Established
The Committee, in consultation with management and the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC2 (“Meridian”), determines the executive compensation program and considers the appropriate alignment of pay and performance. In setting the compensation levels of the Company’s executive officers, the Committee utilizes Meridian to identify the appropriate compensation benchmarking peer groups, to perform an annual benchmarking of Company’s executive compensation and to assess the competitiveness of our executive compensation programs.
____________________________________________
2 The Committee evaluated the independence of Meridian and concluded that Meridian does not provide other compensation services to the Company and is qualified to serve as an independent consultant to the Committee.

In addition, the Committee performs an annual review of the performance of our CEO. Our CEO reviews the performance of our other executive officers, including the named executive officers (other than himself), and makes recommendations to the Committee regarding the compensation for those executive officers. The Committee, using its experience and judgement, then determined its recommendation for 2016 executive officer compensation based upon consideration of all of the factors discussed above, including the Chief Executive Officer’s recommendations, together with each individual’s leadership qualities, operational performance, business responsibilities, tenure with the Company, current compensation arrangements and long-term potential to enhance stockholder value.
The Committee also works with management to determine and establish the annual cash bonus and long-term incentive program (“LTI Program”) awards under our 2013 Equity Incentive Plan (the “2013 Plan”), including the participants, the performance goals, the target award, and the payout formula for each participant eligible for a performance-based award. Under the terms of the Annual Bonus Plan, a subplan of the 2013 Plan, the Committee has unilateral discretion to eliminate or reduce any award that would otherwise be payable to a participant.
The actual awards under the 2013 Plan and the Annual Bonus Plan are subject to annual individual participant limits set forth in the 2013 Plan of $2,000,000 for cash awards; 500,000 shares for stock options and stock appreciation rights; and 300,000 shares for restricted stock, restricted stock units (“RSUs”), performance-based RSUs, performance shares, performance units and other stock-based awards. Any payouts and awards under the 2013 Plan are to be made shortly after receipt of our audited annual financial statements for the applicable period.
Additionally, our executive officers may participate in our tax-qualified defined contribution plan (the “401k Plan”) that covers all eligible employees who are over age 21. The 401k Plan permits employees to make pretax contributions and provides for discretionary employer matching contributions and profit sharing contributions. Employer contributions vest over five years.
During 2016, we adopted an employee stock purchase plan (the “ESPP”) that allows qualifying employees to purchase up to $25,000 of our common stock at a 15% discount during quarterly purchase periods, using payroll withholdings. Mr. Lipar, our CEO, is not eligible to participate in the ESPP. The Company also provides certain long-term disability benefits to all full-time employees.
Peer Groups
We are one of the fastest growing homebuilders in the nation based on home sales growth. Even with this growth, the Company continues to be at the low end of the peer group for most measures of size. In setting the compensation levels of the Company’s executive officers for 2016, the Committee utilized Meridian to identify the appropriate compensation benchmarking peer groups; perform an annual benchmarking of Company’s executive compensation; and assess the competitiveness of our executive compensation programs.
Meridian provided market data on two peer groups: a peer group of publicly-traded homebuilders (see below for a list) and a survey of general industry companies of comparable revenue size. While the majority of the homebuilders are currently larger than us, the Committee considered the Company’s relative size when reviewing the executive compensation market data. The survey of general industry companies reflected approximately 85 companies with revenues between $500 million and $1 billion (median revenues of $673 million) compiled by Equilar, Inc. Additional factors contemplated by the Committee included the Company’s 2015 performance, its overall business strategy and business model, its expected growth trajectory, and the then-current economic environment.

Homebuilder Peer Groups
Beazer Homes USA, Inc.	MDC Holdings, Inc.	Standard Pacific Corporation*
Century Communities, Inc.	Meritage Homes Corporation	Taylor Morrison Home Corporation
Green Brick Partners, Inc.	M/I Homes, Inc.	Tri Pointe Group, Inc.
Hovnanian Enterprises, Inc.	New Home Company, Inc.	WCI Communities, Inc.
KB Home	Ryland Group, Inc.*	William Lyon Homes
*The Ryland Group and Standard Pacific Corporation merged in 2015 to form CalAtlantic Group, Inc.
As a result of its review of the market data and other factors, the Committee approved increases to each of our NEO’s target compensation levels to bring them closer to the 50th percentile of the general industry market data and closer to the 25th percentile of the homebuilder peer group, considering our relative size.
Target Compensation Mix - 2016
The mix of fixed and incentive compensation elements for the CEO and the other NEOs for 2016 is shown in the charts below. The target compensation mix chart describes each element of compensation as a percent of total target direct compensation.
The incentive compensation portions of our 2016 executive compensation program had clearly defined quantitative performance objectives, reflecting the Board’s commitment to a pay-for-performance philosophy and the alignment of executive officer pay with our stockholders’ interests. The targets were established by the Committee after analysis and consideration of the Company’s growth projections and the current economic climate, in order to set a meaningful target, threshold, and maximum.
Annual Cash Bonus
Pre-tax income and home closings were the two financial measures established under our Annual Bonus Plan for 2016 Annual Cash Bonuses. Payouts could range from 0% - 200% of the target annual bonus amount for the participant depending on the results achieved as compared to the threshold, target, and maximum for each measure for each participant. Under the Annual Bonus Plan for 2016, the target bonus opportunities were 120% of base salary for Mr. Lipar, 100% of base salary for Mr. Snider, and 75% of base salary for Mr. Merdian. The threshold, target and maximum performance goals, the weighting for the performance metrics, and the payout rate for the 2016 annual bonus, as well as actual fiscal 2016 performance, are as follows (dollars in thousands):

2016 Performance Metric (weighting)	Threshold	Target	Maximum	Fiscal 2016 Actual
Pre-tax income (75%)	$83,400	$94,486	$107,000	$113,672
Homes closed (25%)	3,625	4,000	4,375	4,163
Annual bonus payout rate	50%	100%	200%	186%

For 2016, both the pre-tax income and home closings exceeded targets, resulting in an annual bonus amount earned by Messrs. Lipar, Snider and Merdian of 186% of the pre-established target bonus amounts.
Fiscal 2016 LTI Program
The 2016 LTI Program for executive officers established by the Committee includes performance-based restricted stock units (“Performance-Based RSUs”) and time-based RSUs subject to cliff vesting on the third anniversary of the February 1, 2016 grant date. The LTI portion of 2016 target compensation was 140% of base salary for Mr. Lipar, 125% of base salary for Mr. Snider, and 75% of base salary for Mr. Merdian.
The Performance-Based RSUs, representing 80% of the individual’s LTI compensation, provide for shares of our common stock to be issued based on the attainment of a defined performance target based on the Company’s cumulative 3-year earnings per share (“EPS”) amount over the three-year period 2016 - 2018. An aggregate of 66,040 Performance-Based RSUs were awarded to Messrs. Lipar, Snider, and Merdian on February 1, 2016, representing the target number of Performance-Based RSUs. The number of shares of our common stock that may be issued to the recipients for the Performance-Based RSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric. The Performance-Based RSUs vest upon the determination date (during March 2019) for the actual results at the end of the three-year period and require that the recipients continue to be employed by the Company through the determination date. In addition, the terms of the awards provide that the Performance-Based RSU award payouts will be capped at 100% of the target number of Performance-Based RSUs granted if absolute total shareholder return is negative during the performance period, regardless of EPS performance. The Performance-Based RSUs will be settled in shares of our common stock. Based on results through December 31, 2016, management estimates that the recipients will receive shares upon the determination date equal to approximately 144.7% of the 2016 target amount.
Fiscal 2015 AND 2014 LTI Programs
The 2015 and 2014 LTI Programs included only Performance-Based RSUs and were subject to a similar cumulative, 3-year earnings per share target over the applicable three-year performance period and payout terms as the 2016 LTI Program. An aggregate of 90,046 and 40,961 Performance-Based RSUs were awarded to Messrs. Lipar, Snider, and Merdian in February 2015 and February 2014, respectively, representing the target number of Performance-Based RSUs. Based on results through December 31, 2016, management estimates that the 2015 LTI recipients will receive shares of our common stock upon the determination date equal to approximately 200% of the target amount.
March 15, 2017 was the determination date for the 2014 LTI Program. The results for the 3-year performance period of 2014 - 2016 are as follows:

2014 LTI Program Results	Threshold	Target	Maximum	2014 - 2016 Actual
2014-2016 Cumulative Basic EPS criteria	$4.03	$5.75	$7.48	$7.63
Performance-based RSU payout rate	50%	100%	200%	200%
In settlement of the 2014 LTI Program, Messrs. Lipar, Snider and Merdian received 40,960, 26,332, and 14,630 shares of our common stock on or about March 15, 2016 under the 2013 Plan.

Section 162(m)
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and the corporation’s two most highly compensated executive officers. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. The Committee considers the applicability of Section 162(m) in designing our compensation programs but also considers numerous factors that may in some cases lead to the payment of compensation that is not deductible as result of the application of Section 162(m). (See Proposal 3 at page 12 for further discussion of Section 162(m) and stockholder approval required in 2017 in order for performance-based compensation to meet the Section 162(m) criteria.)
Stock Ownership Guidelines
Ownership of our common stock by our directors and executive officers is very important to align their interests with those of our stockholders. The Board has adopted guidelines requiring that our executive officers acquire and continuously hold a specified minimum level of our common stock. For our executive officers, we express these requirements as a multiple of annual base salary. The minimum stock ownership requirements by level are as follows:

Stock Ownership Guidelines
Chief Executive Officer*	5X Base Salary
Other Named Executive Officers**	3X Base Salary
Other Executive Officers	1X Base Salary
*Eric Lipar
**Michael Snider and Charles Merdian
Upon the appointment or election of a new director or executive officer, that person will be expected to reach full compliance with these requirements by the date that is five years after his or her appointment or election. Until the targeted ownership levels are attained, directors and executive officers covered by this policy are required to retain at least 50% of the shares of our common stock acquired upon the vesting of share based awards. As of December 31, 2016, each executive officer was in compliance with the policy.

COMPENSATION TABLES
Summary Executive Compensation Table
The following table provides information concerning compensation of our principal executive officer and our two other highest paid executive officers for the fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards		All Other Compensation		Total
Eric Lipar, CEO and Chairman of the Board	2016	$700,000	$1,561,280	$980,005	(1)	$37,090	(3)	$3,278,375
	2015	$520,000	$1,040,000	$650,005	(2)	$35,945	(4)	$2,245,950

Michael Snider, President and Chief Operating Officer	2016	$430,000	$799,227	$537,516	(1)	$21,516	(5)	$1,788,259
	2015	$416,000	$582,400	$332,806	(2)	$21,616	(6)	$1,352,822

Charles Merdian, Chief Financial Officer and Treasurer	2016	$375,000	$522,750	$281,265	(1)	$4,759	(7)	$1,183,774
	2015	$312,000	$374,400	$218,402	(2)	$3,616	(8)	$908,418

(1)
The amounts shown include the grant date fair value of the target number of Performance-Based RSUs of 35,980 ($784,004), 19,734 ($430,004), and 10,326 ($225,004) awarded on February 1, 2016, to Messrs. Lipar, Snider and Merdian, respectively, that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the three-year period, January 1, 2016 to December 31, 2018. The number of shares of our common stock that may be issued to the recipients for the Performance-Based RSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric. The amounts shown reflect the grant date fair value of each such Performance-based RSU of $21.79 per share, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements included in our 2016 Annual Report, regarding assumptions underlying valuations of equity awards for 2016. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at December 31, 2016” table below.

(2)
The amounts shown include the grant date fair value of the target number of Performance-Based RSUs of 48,726 ($650,005), 24,948 ($332,806), and 16,372 ($218,402) awarded on February 2, 2015, to Messrs. Lipar, Snider and Merdian, respectively, that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the three-year period, January 1, 2015 to December 31, 2017. The number of shares of our common stock that may be issued to the recipients for the Performance-Based RSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric. The amounts shown reflect the grant date fair value of each such Performance-based RSU of $13.34 per share, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements included in our 2016 Annual Report, regarding assumptions underlying valuations of equity awards for 2015. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at December 31, 2016” table below.

(3)
Includes: (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) long-term disability insurance premiums of $516, and (iv) club dues paid by us in the amount of $15,574.

(4)
Includes: (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, (iii) long-term disability insurance premiums of $616, and (iv) club dues paid by us in the amount of $14,329.

(5)	Includes (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, and (iii) long-term disability insurance premiums of $516.

(6)	Includes (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) a car allowance of $18,000, and (iii) long-term disability insurance premiums of $516

(7)
Includes (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan, (ii) Employee Stock Purchase Program discount of $1,243, and (iii) long-term disability insurance premiums of $516.

(8)	Includes (i) Company matching contributions of $3,000 per year pursuant to the 401k Plan and (ii) long-term disability insurance premiums of $616.

Outstanding Equity Awards at December 31, 2016
The following table provides information concerning equity awards outstanding for our principal executive officer and our two other highest paid executive officers at December 31, 2016.

	RSUs Grant Date	Number of RSUs That Have Not Vested		Market Value of RSUs That Have Not Vested (3)	Performance-based RSUs Grant Date	Number of Performance-based RSUs That Have Not Vested (4)		Market Value of Performance-based RSUs That Have Not Vested (3)
Name						Target (5)	Maximum (5)	Target (5)	Maximum (5)
Eric Lipar	2/1/2016	8,995	(1)	$258,426	2/1/2016	35,980	71,960	$1,033,705	$2,067,411
	3/15/2015	6,667	(2)	$191,543	2/2/2015	48,726	97,452	$1,399,898	$2,799,796
					2/3/2014	20,480	40,960	$588,390	$1,176,781
Michael Snider	2/1/2016	4,934	(1)	$141,754	2/1/2016	19,734	39,468	$566,958	$1,133,916
	3/15/2015	4,562	(2)	$131,066	2/2/2015	24,948	49,896	$716,756	$1,433,512
					2/3/2014	13,166	26,332	$378,259	$756,518
Charles Merdian	2/1/2016	2,582	(1)	$74,181	2/1/2016	10,326	20,652	$296,666	$593,332
	3/15/2015	2,381	(2)	$68,406	2/2/2015	16,372	32,744	$470,368	$940,735
					2/3/2014	7,315	14,630	$210,160	$420,320

(1)
On February 1, 2016, 8,995, 4,934, and 2,582 RSUs were granted to Messrs. Lipar, Snider and Merdian, respectively, representing a portion of the 2016 LTI Program. The RSUs vest on the third anniversary date of the grant and will be settled in shares of our common stock

(2)
On March 15, 2015, 10,000, 6,843, and 3,572 RSUs were granted to Messrs. Lipar, Snider and Merdian, respectively, representing a portion of the 2014 bonus payable under the Annual Bonus Plan. The RSUs vest ratably over three years on the anniversary date of the grant and will be settled in shares of our common stock.

(3)
The market value of RSUs and Performance-Based RSUs that have not vested is based on the closing price of $28.73 per share of our common stock on The NASDAQ Global Select Market on December 30, 2016, the last trading day of 2016.

(4)
Effective February 1, 2016 and 2015, the Committee approved target Performance-Based RSUs awards that provide for shares of our common stock to be issued based on the attainment of the performance metric of the Company over the applicable three-year performance period. The Performance-Based RSUs vest upon the determination date for the actual results at the end of the three-year period and require the recipients continue to be employed by the Company through the determination date. The Performance-Based RSUs will be settled in shares of our common stock. The performance period for the 2016 awards is January 1, 2016 to December 31, 2018. The performance period for the 2015 awards is January 1, 2015 to December 31, 2017. The performance period for the 2014 awards is January 1, 2014 to December 31, 2016, with a determination date of March 15, 2017. The 2014 grants were settled at 200% of the target amount resulting in the issuance of 40,960, 26,332, and 14,630 shares of our common stock to Messrs. Lipar, Snider and Merdian, respectively, valued at $31.64 per share (based on the closing price of $31.64 per share of our common stock on The NASDAQ Global Select Market on March 15, 2017) in settlement of the 2014 grants.

(5)
The number and market value of shares of our common stock that may be issued to the recipients for the Performance-Based RSUs range from 0% to 200% of the target amount depending on actual results as compared to the target performance metric, and the amounts shown in the table represent the maximum payout, or 200% of the target amount.

Equity Vested During 2016
 The following table provides information concerning the vesting of equity awards during 2016 on an aggregated basis for each of our named executive officers.

	RSU Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (1)
Eric Lipar	3,333	$72,559
Michael Snider	2,281	$49,657
Charles Merdian	1,191	$25,928

(1)	The amounts reflect the number of RSUs vested at March 15, 2016, valued at $21.77, the closing price per share of our common stock on that date.
Equity Compensation Plan Information
The table below sets forth the information as of March 16, 2017, for our equity compensation plans approved by our stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plans approved by stockholders:
2013 Equity Incentive Plan (1)	504,414 (2)(3)	$—	2,175,758
Employee Stock Purchase Plan (4)		$—	480,602
Plan not approved by stockholders

(1)
2,500,000 shares of our common stock were reserved for issuance under the 2013 Plan at December 31, 2016. Effective January 1, 2017, an additional 500,000 shares of our common stock became available for future issuance under the 2013 Plan pursuant to the Plan’s evergreen provision.

(2)
There were 133,853 RSUs and 268,556 Performance-Based RSUs outstanding at December 31, 2016. 27,764 RSUs, 21,527 RSUs, and 12,378 RSUs were granted effective March 15, 2017, respectively, to executive officers in connection with their time-based 2017 long term incentive compensation program, in settlement of accrued management bonuses related to 2016, and grants to other eligible employees. In addition, 111,035 Performance-Based RSUs granted March 15, 2017, to executive officers in connection with the 2017 LTI program. The number of shares of our common stock underlying the Performance-Based RSUs that will be issued to the recipient may range from 0% to 200% of the base award depending on actual performance metrics as compared to the target performance metrics.

(3)	10,719 RSUs and 59,980 Performance-Based RSUs vested on March 15, 2017; the Performance-Based RSUs were settled at 200% of the target resulting in a total of 119,960 shares of our common stock issued.

(4)	A total of 500,000 shares of our common stock have been reserved for issuance under the ESPP. As of December 30, 2016, 480,602 shares of our common stock remain available for issuance under the ESPP.
The executive officers, vice presidents, directors and certain other personnel are eligible to receive annual bonuses and equity compensation under the 2013 Plan and the Annual Bonus Plan. RSU grants to our employees generally provide for three-year cliff vesting, aligned with our commitment to building employee loyalty and long-term value for our stockholders. Our sales personnel are eligible to receive commission and bonuses based on achieving pre-established home closing volumes.

Employment Agreement
Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board, has an employment agreement with the Company which generally outlines the terms of his employment. The employment agreement provides for a five-year term which expires on November 7, 2018, a base salary of at least $500,000 plus a discretionary incentive bonus, and includes provisions which govern confidentiality, non-competition and non-solicitation.
Mr. Lipar’s employment agreement provides that, if our Board of Directors terminates his employment for any reason other than Cause or if he resigns for Good Reason, he will be entitled to receive a payment equal to two years’ base salary. If, within one year after a Change in Control or within six months prior to a Change in Control, Mr. Lipar’s employment is terminated by him for Good Reason or by the Company other than for Cause, he will instead be entitled to receive severance benefits consisting of a lump sum payment equal to two year’s base salary, two times the amount of his target bonus and $30,000 to enable Mr. Lipar to fund health coverage continuation benefits. In either case, such severance payments are subject to Mr. Lipar’s execution of a waiver and release agreement and will be paid within forty-five days following Mr. Lipar’s separation from service or, if he is at the time of termination a “specified employee” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, on the first to occur of (i) 10 days after the expiration of the six month period following such separation from service, (ii) death or (iii) such earlier date that complies with Code Section 409A.
Mr. Lipar’s employment agreement defines “Cause” as, following written notice to him and his failure to cure such occurrence(s): (i) any act or omission that constitutes a material breach by him under the employment agreement, (ii) conviction or plea which could reflect negatively on the Company, (iii) Mr. Lipar’s misconduct that is injurious to the Company, (iv) Mr. Lipar’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company, (v) Mr. Lipar’s refusal to follow the directions of our Board of Directors or (vi) any other willful misconduct by Mr. Lipar which is materially injurious to the financial condition or business reputation of the Company. “Good Reason” is defined to include: (i) a material diminution in Mr. Lipar’s base salary or a failure by the Company to pay material compensation due and payable, (ii) a material diminution in the nature or scope of Mr. Lipar’s authority, duties, responsibilities or title, (iii) requiring Mr. Lipar to be based at any office more than 50 miles from his current office location or (iv) a material breach by the Company of the employment agreement, which includes the failure of any successor entity to the Company to expressly assume the employment agreement.
A “Change in Control” is deemed to occur if: (i) any person acquires securities of the Company representing 50% or more of the total voting power of the Company, (ii) a change in the composition of the Board occurring within a one-year period as a result of which fewer than a majority of the directors are Incumbent Directors; provided, that any individual whose election or nomination for election by the stockholders was approved by a majority of the then Incumbent Directors shall be considered an Incumbent Director, with certain exceptions; or (iii) the stockholders of the Company approve any merger, consolidation or recapitalization of the Company or any sale of substantially all of its assets where (a) the stockholders of the Company prior to the transaction do not, immediately thereafter, own at least 51% of both the equity and voting power of the surviving entity or (b) the Incumbent Directors at the time of the approval of the transaction would not immediately thereafter constitute a majority of the Board of the surviving entity.
Additionally, Mr. Lipar will participate in such pension, profit-sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time. The Company does not have any agreements with any of its other officers, directors, or employees containing provisions governing the compensation and benefits that may be paid to any such person upon termination of employment or a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Family Relationships
Mr. Steven Smith, one of our directors, is the uncle of Mr. Eric Lipar, our Chief Executive Officer and Chairman of the Board. Mr. Eric Lipar and Mr. Jack Lipar, our Executive Vice President of Acquisitions, are cousins. There are no other familial relationships among our executive officers and directors.
Mr. Steven Smith’s brother, Mr. Greg Smith, joined the Company with extensive homebuilding experience and is an employee in a construction management role for one of the Company’s business areas.
Review and Approval of Transactions with Related Persons
Our Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The policy defines “Related Person” as (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an Immediate Family Member (as defined in the policy) of any person identified in clauses (i) or (ii). The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) shall then consider such Related Person Transaction for approval or ratification.
In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the purchase or sale of assets or the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.
Related Party Transactions
Consulting Agreement
The Company’s three-year consulting agreement expiring November 6, 2016 with Thomas Lipar, the father of Eric Lipar, our Chief Executive Officer and Chairman of the Board, for $100,000 per year, payable monthly, was terminated in June 2016 by mutual agreement of the parties. Consulting fees of $83,333 for the year ended December 31, 2016 and $100,000 for each of the years ended December 31, 2015 and 2014, respectively, were paid to Mr. Lipar in accordance with the terms of the consulting agreement.
Land Acquisitions - Magnolia Reserve
During 2015, we entered into an option contract to purchase 106 finished lots in Montgomery County, Texas, from an affiliate of Thomas Lipar for a total base purchase price of approximately $8.0 million. The lots are being purchased in takedowns of at least 21 lots during successive 6 month periods, subject to a 5% annual price escalation and certain price protection terms. During the year ended December 31, 2016, we purchased 42 lots for $3.2 million. As of December 31, 2016, the 64 remaining lots to be purchased under the contract have a total base purchase price of approximately $4.8 million. We have a $100,000 non-refundable deposit at December 31, 2016 related to this option contract. In accordance with our review and approval policy for transactions with related persons, the Audit Committee recommended that the transaction be considered by the disinterested members of our Board of Directors. The transaction was approved by the disinterested members of the Board.

In the future, we may consider acquiring other land from Thomas Lipar or certain of his affiliates. Any such acquisition involving an amount in excess of $120,000 will be evaluated for approval by the Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) in accordance with our Statement of Policy Regarding Transactions with Related Parties discussed above.
Home Sales to Affiliates
During December 2016, we closed the sale of two homes for a total of $461,000 to an affiliate of our director, Mr. Vahradian. At December 31, 2016, we had three additional homes under contract with this same entity for total proceeds of approximately $692,000; these homes sales closed in January and February 2017. These transactions were reviewed and approved by the Audit Committee in accordance with our Statement of Policy Regarding Transactions with Related Parties.
Participation in Captive Group Insurance Program
Beginning December 1, 2016, the Company has placed its worker’s compensation and auto insurance policies with Archway Insurance LTD (“Archway”), a captive insurance company with more than 200 members. Mr. Edone is a member of the Board of Directors of Archway and is currently serving a two-year rotating term as president of Archway; Ms. Britton serves as a director of Archway on behalf of the Company. During 2016, the Company paid Archway approximately $59,000 for Archway stock and security collateral and approximately $66,000 representing premium and expenses for the three-month policy period ended February 28, 2017. Premium and expenses to be paid to Archway for the policy year ending February 28, 2018, are expected to be approximately $235,000.
ADDITIONAL INFORMATION
Stockholder Proposals and Nominations for Director for the 2018 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in next year’s proxy materials related to the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices on or before November 25, 2017, or if the date of the 2018 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting (i.e., May 4), then the deadline is a reasonable time before the Company begins to print and send its proxy materials related to the 2018 Annual Meeting.
Stockholder proposals not intended for inclusion in next year’s proxy materials, but which instead are sought to be presented at the 2018 Annual Meeting must be submitted in accordance with the specific procedures and requirements set forth in Article II, Sections 2.1 of our Bylaws, and any director nominations must be submitted in accordance with the specific procedures and requirements set forth in Article III, Section 3.1(a) of our Bylaws. These procedures require that any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices no earlier than November 30, 2017 and no later than December 25, 2017, in order to be considered.
In the event the date of the 2018 Annual Meeting is more than 30 days before or after May 4, 2018, any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices not earlier than the 120th day before the date of the 2018 Annual Meeting and not later than the later of the 90th day prior to the 2018 Annual Meeting or the close of business on the 10th day following the day on which the first public disclosure of the date of the 2018 Annual Meeting was made.
As allowed under the rules of the Exchange Act, the persons named in the proxy for the 2018 Annual Meeting may use discretionary authority to vote with respect to any proposal not included in the Company’s proxy materials that is presented by a stockholder in person at the 2018 Annual Meeting if the stockholder making the proposal has not given notice of the proposal to the Company by February 5, 2018.
Householding
The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials or proxy materials, you can request them from Mediant Communications Inc. at 1-866-648-8133 or contact them by email (paper@investorelections.com) or using the internet (www.investorelections.com/LGIH). You may also send a written request for Proxy Materials to Investor Relations, LGI Homes, Inc., 1450 Lake Robbins Drive, Suite 430 The Woodlands, Texas 77380.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials or proxy materials for your household, please contact Mediant Communications Inc. at the above phone number.
Other Matters
We do not know of any matters other than those stated above which are to be brought before the Annual Meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.
Obtaining Copies of the Company’s 2016 Annual Report
STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016 BY SENDING A WRITTEN REQUEST FOR THE 2016 ANNUAL REPORT TO INVESTOR RELATIONS, LGI HOMES, INC., 1450 LAKE ROBBINS DRIVE, SUITE 430, THE WOODLANDS, TEXAS 77380.
By Order of the Board of Directors
LGI Homes, Inc.
The Woodlands, Texas
March 23, 2017

ANNEX A
LGI HOMES, INC.
2013 EQUITY INCENTIVE PLAN
(As Amended and Restated May 4, 2017)

1.Purpose of the Plan. The purpose of the Plan is to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to Employees, Directors and Consultants, and (iii) promote the success of the Company's business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Other Stock-Based Awards.
2.Definition. As used in this Plan, the following definitions shall apply:
(a)"Administrator" means the Board or any of its Committees that shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)"Applicable Laws" means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under the Plan.
(c)"Award" means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Stock‑Based Awards.
(d)"Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)"Awarded Stock" means the Common Stock subject to an Award.
(f)"Board" means the Board of Directors of the Company.
(g)"Cause" means as defined in an employment agreement or similar agreement between the Participant and the Company. If no such agreement exists, or if such an agreement exists but cause is not defined therein, then "cause" means a termination of the Participant's employment because of: (1) any act or omission that constitutes a material breach by the Participant of any of his obligations under the Plan or Award Agreement; (2) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Participant's engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (4) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (5) the Participant's refusal to follow the directions of the Board; or (6) any other willful misconduct by the Participant which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything to the contrary, Cause shall be determined in the sole discretion of the Board.
(h)"Cash Award" means an award, granted by the Company pursuant to Section 13 of the Plan, denominated in cash.
(i)"Change in Control" means, except as otherwise provided in the Award Agreement, the occurrence of any of the following events:
(i)Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;
(ii)the sale or disposition by the Company of all or substantially all of the Company's assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;
(iii)A change in the composition of the Board occurring within a one-year period as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" are directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv)a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(j)"Code" means the Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations promulgated thereunder. Any reference to a section of the Code shall be a reference to any successor or amended section of the Code.
(k)"Committee" means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.
(l)"Common Stock" means the Common Stock of the Company, or in the case of Performance Units, Restricted Stock Units, and certain Other Stock-Based Awards, the cash equivalent thereof, as applicable.
(m)"Company" means LGI Homes, Inc., a Delaware corporation, and any successor to LGI Homes, Inc.
(n)"Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
(o)"Director" means a member of the Board.
(p)"Disability" means as defined in an employment agreement or similar agreement between the Participant and the Company. If no such agreement exists, or if such an agreement exists but disability is not defined therein, then "disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the term "disability" shall mean that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled. Notwithstanding the foregoing, the Participant shall not be considered to have incurred a "disability" unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its sole discretion.
(q)"Dividend Equivalent" means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant. Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of an Option or Stock Appreciation Right.
(r)"Employee" means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.
(s)"Exchange Act" means the Securities Exchange Act of 1934, as amended.
(t)"Fair Market Value" means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market (formerly the NASDAQ National Market) or the NASDAQ Capital Market (formerly the NASDAQ SmallCap Market) of the NASDAQ Stock Market, the Fair Market Value of a Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Administrator.
(iv)Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
(u)"Incentive Stock Option" means an Option intended to qualify and receive favorable tax treatment as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.
(v)"Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(w)"Option" means an option to purchase Common Stock granted pursuant to the Plan.
(x)"Other Stock-Based Awards" means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12.
(y)"Outside Director" means an "outside director" within the meaning of Section 162(m) of the Code.
(z)"Parent" means a "parent corporation" with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(aa)"Participant" means a Service Provider who has been granted an Award under the Plan.

(bb)    "Performance Goals" means goals which have been established by the Committee in connection with an Award and are based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; home closings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total shareholder return; stock price; stock price appreciation; EBITA; adjusted EBITA; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; adjusted gross margin; adjusted gross margin percentage; revenue before deferral; regulatory body approval for commercialization of a product; implementation or completion of critical projects; research; in-licensing; out-licensing; product development; government relations; compliance; mergers; and acquisitions or sales of assets or subsidiaries.
(cc)    "Performance Period" means the time period during which the Performance Goals or performance objectives must be met.
(dd)    "Performance Share" means Shares issued pursuant to a Performance Share Award under Section 10 of the Plan.
(ee)    "Performance Unit" means, pursuant to Section 10 of the Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.
(ff)    "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of Performance Goals or other target levels of performance, or the occurrence of other events as determined by the Administrator.
(gg)    "Plan" means this 2013 Equity Incentive Plan, as amended and restated as of May 4, 2017.
(hh)    "Restricted Stock" means Shares issued pursuant to a Restricted Stock Award under Section 8 or issued pursuant to the early exercise of an Option.
(ii)    "Restricted Stock Unit" means, pursuant to Sections 4 and 11 of the Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the Fair Market Value of a Share on the date of vesting or settlement, or as otherwise set forth in the Award Agreement.
(jj)    "Retirement" means, except as otherwise provided in an Award Agreement or unless the Board otherwise determines, the later of (i) the date the Participant reaches 55 years of age and (ii) the Participant's "separation from service" (as defined by Section 409A of the Code).
(kk)    "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to the Plan.
(ll)    "Section 16(b)" means Section 16(b) of the Exchange Act.
(mm)    "Service Provider" means an Employee, Director or Consultant.
(nn)    "Share" means a share of Common Stock, as adjusted in accordance with Section 16 of the Plan.

(oo)    "Stock Appreciation Right" or "SAR" means, pursuant to Section 9 of the Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised/settled and the Fair Market Value of a Share as of the date such SAR was granted, or as otherwise set forth in the Award Agreement.
(pp)    "Subsidiary" means a "subsidiary corporation" with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan is 2,680,172 Shares, all of which may be subject to Incentive Stock Option treatment. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Except with respect to Options and SARs, upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. Shares that are tendered by a Participant or withheld as full or partial payment of withholding taxes related to the exercise or settlement of Options or SARs or as payment for the exercise price of an Option or SAR shall not become available again for Awards under this Plan. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any withholding obligations of the Company, the number of Shares so tendered or withheld shall not become available for issuance pursuant to future Awards under the Plan.
(a)Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of the Award or the forfeited or repurchased Shares shall again be available for grant under the Plan.
(b)Share Reserve. The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(c)Minimum Vesting. Subject to Section 16 hereof, other than in the event of an earlier death or Disability, all Awards shall have a minimum vesting period of one year from the date of its grant; provided, however, that Awards with respect to up to five percent (5%) of the Shares authorized for grant pursuant to this Plan may have a vesting period of less than one year.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted under this Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more Outside Directors.
(iii)Rule 16b-3. If a transaction is intended to be exempt under Rule 16b-3 of the Exchange Act, it shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(v)Delegation of Authority for Day‑to‑Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion to:
(i)determine the Fair Market Value of Awards;
(ii)select the Service Providers to whom Awards may be granted under this Plan;
(iii)determine the number of Shares to be covered by each Award granted under this Plan;
(iv)approve forms of Award Agreements for use under the Plan;
(v)determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under this Plan, including but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals or other performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(vi)construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to the creation and administration of sub-plans;
(viii)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant's rights under an outstanding Award shall not be made without the Participant's written consent. Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment causes an Incentive Stock Option to become a Nonstatutory Stock Option or if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences of Section 409A of the Code;
(ix)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(x)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award;
(xii)determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;
(xiii)determine whether Awards shall be adjusted for Dividend Equivalents;
(xiv)create Other Stock-Based Awards for issuance under the Plan;

(xv)establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;
(xvi)impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xvii)establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals or other performance criteria, or other event that absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award; and
(xviii)make all other determinations that the Administrator deems necessary or advisable for administering the Plan.
The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. However, the Administrator may not exercise any right or power reserved to the Board.
(c)Effect of Administrator's Decision. The Administrator's decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest in the Plan.
(d)Indemnification. The Company shall defend and indemnify members of the Board, officers and Employees of the Company or of a Parent or Subsidiary whom authority to act for the Board, the Administrator or the Company is delegated ("Indemnitees") to the maximum extent permitted by law against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a "Claim"), to which any of them is a party by reason of any action taken or failure to act in connection with the Plan, or in connection with any Award granted under the Plan; and (ii) all amounts required to be paid by them in settlement the Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim. However, no person shall be entitled to indemnification to the extent he is determined in such Claim to be liable for gross negligence, bad faith or intentional misconduct. In addition, to be entitled to indemnification, the Indemnitee must, within 30 days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim. The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.
(e)Prohibition on Repricing of Awards. Subject to the provisions of Section 16 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company's stockholders so as to (i) reduce the exercise price of any outstanding Options or SARs, (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards when the exercise price of the original Options or SARs exceeds the Fair Market Value of a Share or (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Common Stock is listed.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Other Stock-Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.Limitations.
(a)$100,000 Limitation for Incentive Stock Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Options with respect to such Shares are granted.
(b)Special Annual Limits. Subject to Section 16 of the Plan, the maximum number of Shares that may be subject to Options or Stock Appreciation Rights granted to any Service Provider in any calendar year shall equal five hundred thousand (500,000) Shares and contain an exercise price equal to the Fair Market Value of a Share as of the date of grant. Subject to Section 16 of the Plan, the maximum number of Shares that may be subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted to any Service Provider in any calendar year shall equal four hundred thousand (400,000) Shares. Subject to Section 16 of the Plan, the maximum dollar amount that may be subject to cash awards granted to any Service Provider in any calendar year shall equal ten million dollars ($10,000,000). Notwithstanding the foregoing Share limitations to the contrary, and subject to Section 16 of the Plan, any Award to a Service Provider who is a non-employee Director shall not exceed the following Share limitations per calendar year: (i) three hundred thousand (300,000) (for Options and Stock Appreciation Rights) (ii) one hundred thousand (100,000) (for Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards).
7.Options.
(a)Term of Option. The term of each Option shall be stated in the Award Agreement. The term of an Option shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.
(b)Option Exercise Price and Consideration.
(i)Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator, but shall not be less than Fair Market Value per Share on the date of grant.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. The Administrator, in its sole discretion, may accelerate the satisfaction of such conditions at any time.
(c)Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:
(i)cash;
(ii)check;
(iii)other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);
(iv)consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;
(v)any combination of the foregoing methods of payment; or
(vi)any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted under this Plan shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan or the applicable Award Agreement. Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for thirty (30) days following the Participant's termination after which the Option shall terminate. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Participant does not exercise his Option as to all of the vested Shares within the time specified by the Award Agreement, the Option shall terminate, and the remaining Shares covered by the Option shall revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of his Disability, the Participant may exercise his Option, to the extent vested, within the time specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If no time for exercise of the Option on Disability is specified in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant's termination for Disability. Unless otherwise provided by the Administrator, on the date of termination for Disability, the unvested portion of the Option shall revert to the Plan. If after termination for Disability, the Participant does not exercise his Option as to all of the vested Shares within the time specified by the Award Agreement, the Option shall terminate and the remaining Shares covered by such Option shall revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option, to the extent vested, may be exercised within the time specified in the Award Agreement (but in no event may the Option be exercised later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his death; provided that such designation must be acceptable to the Administrator. If no beneficiary has been designated by the Participant, then the Option may be exercised by the personal representative of the Participant's estate, or by the persons to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. If the Award Agreement does not specify a time within which the Option must be exercised following a Participant's death, it shall be exercisable for twelve (12) months following his death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not exercised as to all of the vested Shares within the time specified by the Administrator, the Option shall terminate, and the remaining Shares covered by such Option shall revert to the Plan.
8.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.
(b)Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on the Shares have lapsed.
(c)Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Award made under the Plan shall be released from escrow as soon as practical after the last day of the Period of Restriction. The Administrator, in its sole discretion, may accelerate the time at which any restrictions shall lapse or be removed.
(d)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(e)Dividends and Other Distributions. Rights to dividends or other distributions may be extended to and made part of any Award of Restricted Stock, subject to such terms, conditions and restrictions as provided in the Award Agreement; provided that any dividends or distributions payable in connection with any Award of Restricted Stock (as provided in the applicable Award Agreement) may accrue but will not, in any event, be payable until the expiration of the Period of Restriction of the underlying Restricted Stock.
(f)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.
9.Stock Appreciation Rights
(a)Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan, including the sole discretion to accelerate exercisability at any time.
(b)SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(c)Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement, but in no event shall exceed 10 years from the date of grant. Notwithstanding the foregoing, the rules of Sections 7(d)(ii), 7(d)(iii) and 7(d)(iv) shall also apply to SARs.
(d)Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the SAR is exercised.
(iii)At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Performance Units and Performance Shares.
(a)Grant of Performance Units and Performance Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as shall be determined by the Administrator in its sole discretion. The Administrator shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider.
(b)Value of Performance Units and Performance Shares. Each Performance Unit shall have an initial value established by the Administrator on or before the date of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. The Administrator shall set Performance Goals or other performance objectives in its sole discretion which, depending on the extent to which they are met, shall determine the number or value of Performance Units and Performance Shares that shall be paid out to the Participant. Each award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period and such other terms and conditions as the Administrator in its sole discretion shall determine. The Administrator may set Performance Goals or performance objectives based upon the achievement of Company‑wide, divisional, or individual goals (including solely continued service), applicable federal or state securities laws, or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or performance objectives have been achieved. After the grant of Performance Units or Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives for the Performance Unit or Performance Share.
(e)Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units and Performance Shares shall be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination of cash and Shares.
(f)Cancellation of Performance Units or Performance Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.
11.Restricted Stock Units. An Award may be in the form of Restricted Stock Units. The terms, conditions and limitations applicable to any Restricted Stock Units granted pursuant to this Plan shall be determined by the Administrator, subject to the limitations under this Plan. Rights to Dividend Equivalents may be extended to and made part of any Award of Restricted Stock Units, subject to such terms, conditions and restrictions as provided in the Award Agreement; provided that any Dividend Equivalents payable in connection with any Award of Restricted Stock Units (as provided in the applicable Award Agreement) may accrue but will not, in any event, be payable until the expiration of the vesting period of the underlying Restricted Stock Units.
12.Other Stock-Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash.
13.Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Administrator.
14.Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted under this Plan shall be suspended during any unpaid leave of absence and shall resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit shall be awarded for the time vesting has been suspended during such leave of absence. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three months following the expiration of the leave of absence, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

15.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by shall or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
16.Adjustments; Dissolution or Liquidation; Change in Control.
(a)Adjustments. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend or other non‑recurring dividends or distributions, recapitalization, merger, consolidation, spin‑off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects the Common Stock, an adjustment shall be made, as the Administrator deems necessary or appropriate, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustment may include an adjustment to the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, the number and class of Shares issuable pursuant to Options, and the numerical limits in Sections 3 and 6(b). Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practical prior to the effective date of the proposed transaction. The Administrator, in its sole discretion, may provide for a Participant to have the right to exercise his Award, to the extent applicable, until ten (10) days prior to the transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award shall terminate immediately prior to the consummation of such proposed action.
(c)Change in Control. This Section 16(c) shall apply except to the extent otherwise provided in the Award Agreement.
(i)Stock Options and SARs. In the event of a Change in Control, the Participant shall fully vest in and have the right to exercise each outstanding Option and SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. The Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to 15 days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.
(ii)Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units and Other Stock-Based Awards. In the event of a Change in Control, the Participant shall fully vest in each outstanding Award of Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, and Other Stock‑Based Award, including as to Shares or Units that would not otherwise be vested, all applicable restrictions shall lapse, and all performance objectives and other vesting criteria shall be deemed achieved at targeted levels.
17.Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or a later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
18.Board and Stockholder Approval; Term of Plan. The Board and the Company's stockholders originally approved the Plan on August 23, 2013, to be effective immediately prior to the effectiveness of the Company's Form S-1 Registration Statement. The Plan as amended and restated was approved by the Board on January 25, 2017 and by the Company's stockholders on May 4, 2017. The Plan shall continue in effect until May 4, 2027 unless terminated earlier under Section 19 of the Plan.
19.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan shall materially or adversely impair the rights of any Participant, unless otherwise mutually agreed upon by the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under the Plan prior to the date of termination.
20.Conditions upon issuance of shares.
(a)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving the Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required.
(c)Taxes. No Shares shall be delivered under the Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non‑U.S., U.S.‑federal, U.S.‑state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.
21.Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.
22.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.No Rights to Awards. No eligible Service Provider or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.
24.No Stockholder Rights. Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.
25.Fractional Shares. No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.
26.Governing Law. The Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Texas, without regard to choice of law principles that direct the application of the laws of another state.
27.No Effect on Terms of Employment or Consulting Relationship. The Plan shall not confer upon any Participant any right as a Service Provider, nor shall it interfere in any way with his right or the right of the Company or a Parent or Subsidiary to terminate the Participant's service at any time, with or without cause, and with or without notice.
28.Unfunded Obligation. This Section 28 shall only apply to Awards that are not settled in Shares. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan. Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary. The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
29.Section 409A. It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The following rules shall apply to Awards intended to be subject to Section 409A of the Code ("409A Awards"):
(a)Any distribution of a 409A Award following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall occur no earlier than the expiration of the six‑month period following such separation from service.
(b)In the case of a 409A Award providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or Award Agreement or other governing document, the distribution or settlement shall be made no later than March 15th of the calendar year following the calendar year in which such 409A Award vested or the risk of forfeiture lapsed.
(c)In the case of any distribution of any other 409A Award, if the timing of such distribution is not otherwise specified in the Plan or Award Agreement or other governing document,

the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.
30.Construction. Headings in this Plan are included for convenience and shall not be considered in the interpretation of the Plan. References to sections are to Sections of this Plan unless otherwise indicated. Pronouns shall be construed to include the masculine, feminine, neutral, singular or plural as the identity of the antecedent may require. This Plan shall be construed according to its fair meaning and shall not be strictly construed against the Company.
31.Compensation Recoupment. All compensation and Awards payable or paid under the Plan and any sub-plans shall be subject to the Company's ability to recover incentive-based compensation from executive officers, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations or rules promulgated thereunder, or any other "clawback" provision required by applicable law or the listing standards of any applicable stock exchange or national market system.
* * * * *

ANNEX B

NON-GAAP MEASURES - ADJUSTED GROSS MARGIN
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustment, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable (dollars in thousands):

	Year Ended December 31,
	2016	2015	2014
Home sales revenues	$838,320	$630,236	$383,268
Cost of sales	616,707	463,304	280,481
Gross margin	221,613	166,932	102,787
Capitalized interest charged to cost of sales	10,680	6,057	1,704
Purchase accounting adjustments (a)	485	2,131	3,620
Adjusted gross margin	$232,778	$175,120	$108,111
Gross margin % (b)	26.4%	26.5%	26.8%
Adjusted gross margin % (b)	27.8%	27.8%	28.2%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

ANNUAL MEETING OF STOCKHOLDERS OF LGI HOMES, INC.

Date: May 4, 2017
Time: 4:00 P.M. Central Daylight Time
Place: 1450 Lake Robbins Drive, Suite 140, The Woodlands, Texas 77380

Please make your marks like this: ☒ **Use dark black pencil or pen only**

The Board of Directors recommends you vote **FOR** all nominees for director, **FOR** proposals 2 and 3, and **AGAINST** proposal 4.

1: Election of Directors:

	For	Withhold	Board of Directors Recommend
01 Ryan Edone	☐	☐	For
02 Duncan Gage	☐	☐	For
03 Eric Lipar	☐	☐	For
04 Bryan Sansbury	☐	☐	For
05 Steven Smith	☐	☐	For
06 Robert Vahradian	☐	☐	For

	For	Against	Abstain	Board of Directors Recommend
2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	For
3: To approve the Amended and Restated LGI Homes, Inc. 2013 Equity Incentive Plan.	☐	☐	☐	For
4: On a non-binding advisory stockholder proposal regarding majority voting in uncontested director elections, if properly presented at the Annual Meeting.	☐	☐	☐	Against

Authorized Signatures - This section must be completed for your Instructions to be executed.

______________________ Please Sign Here ______________________ Please Date Above

______________________ Please Sign Here ______________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Stockholders of LGI Homes, Inc.
to be held on Thursday, May 4, 2017
This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/LGIH
- Cast your vote online.
- View proxy materials.

OR

TELEPHONE

Call
855-773-1625
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Charles Merdian and Meg Britton, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution, and authorizes them, and each of them, to vote all the shares of common stock of LGI Homes, Inc. which the undersigned is entitled to vote at said annual meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

All votes must be received by 5:00 P.M., Central Time, May 3, 2017.

PROXY TABULATOR FOR

LGI HOMES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided if you are not voting via telephone or the Internet. →

Proxy — LGI Homes, Inc.
Annual Meeting of Stockholders
May 4, 2017, 4:00 P.M. CDT
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Charles Merdian and Meg Britton (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LGI Homes, Inc., a Delaware corporation ("the Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the headquarters of the Company, 1450 Lake Robbins Drive, Suite 140, The Woodlands, Texas 77380 on Thursday, May 4, 2017 at 4:00 P.M. CDT and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees for director, FOR proposals 2 and 3, and AGAINST proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Named Proxies cannot vote your shares unless you sign and return this proxy card. If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To attend the Annual Meeting and vote your shares in person, please mark this box. ☐

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy statement and annual report, go to www.proxydocs.com/LGIH. To submit your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the Internet. We have chosen to use these procedures for our 2017 Annual Meeting of Stockholders and need YOUR participation.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's annual meeting, please make this request on or before April 21, 2017.

For a Convenient Way to VIEW Proxy Materials – and – VOTE Online go to: www.proxydocs.com/LGIH

Proxy Materials Available to View or Receive:

1. Proxy Statement, including Notice of Annual Meeting 2. Annual Report

Printed materials may be requested by one of the following methods:

INTERNET	TELEPHONE	*E-MAIL
www.investorelections.com/LGIH	(866) 648-8133	paper@investorelections.com

You must use the 12 digit control number located in the shaded gray box below.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located in the shaded gray box below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

ACCOUNT NO. SHARES

LGI Homes, Inc. Notice of Annual Meeting of Stockholders

Date: Thursday, May 4, 2017
Time: 4:00 P.M. (CDT)
Place: LGI Homes, Inc. Headquarters, 1450 Lake Robbins Drive, Suite 140, The Woodlands, Texas 77380

You are cordially invited to attend the annual meeting and vote in person. Directions to the annual meeting can be found at: http://www.proxydocs.com/LGIH

1. Election of Directors: 01 Ryan Edone, 02 Duncan Gage, 03 Eric Lipar, 04 Bryan Sansbury, 05 Steven Smith, 06 Robert Vahradian

The Board of Directors recommends that you vote FOR Proposals 2 and 3 and AGAINST Proposal 4: